Exhibit 99.1

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Execution Version

REVENUE INTEREST PURCHASE AGREEMENT

dated as of December 8, 2020

among

MIRUM PHARMACEUTICALS, INC.,

the Purchasers from time to time party hereto

and

MULHOLLAND SA LLC, as Purchaser Agent

TABLE OF CONTENTS

ARTICLE I DEFINITIONS1

Section 1.01	Definitions.1

ARTICLE II PURCHASE OF REVENUE INTERESTS; PAYMENTS22

Section 2.01	Purchase of Revenue Interests.22
Section 2.02	Payments by the Company.22
Section 2.03	Purchaser Payments; Conditions Precedent.23
Section 2.04	No Assumed Obligations.27

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY27

Section 3.01	Organization.27
Section 3.02	Authorization.27
Section 3.03	Governmental Authorization.27
Section 3.04	Ownership.28
Section 3.05	Financial Statements; No Material Adverse Effect.28
Section 3.06	No Undisclosed Liabilities.29
Section 3.07	Solvency; No Fraudulent Transfer.29
Section 3.08	Litigation.29
Section 3.09	Compliance with Laws.29
Section 3.10	Conflicts; Adverse Agreements.30
Section 3.11	Intellectual Property.30
Section 3.12	Regulatory Approvals; Included Products.31
Section 3.13	Material Contracts.33
Section 3.14	Place of Business.34
Section 3.15	Customers and Suppliers.34
Section 3.16	Rolling Review.34
Section 3.17	Perfection; Subordination.35
Section 3.18	Insurance.35
Section 3.19	Tax.35
Section 3.20	SEC Reports.35
Section 3.21	Investment Company Act.36
Section 3.22	OFAC; Anti-Terrorism Laws.36
Section 3.23	Broker’s Fees.36
Section 3.24	Put Option Event.36
Section 3.25	Disclosure.36

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS37

Section 4.01	Organization.37
Section 4.02	Authorization.37
Section 4.03	Broker’s Fees.37
Section 4.04	Conflicts.37

ARTICLE V COVENANTS38

Section 5.01	Notices; Access; Information.38
Section 5.02	Reports.40
Section 5.03	Compliance with Law; Existence and Maintenance of Properties; Material Contracts; Payment of Obligations.42

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Section 5.04	Confidentiality; Public Announcement.43
Section 5.05	Security Interest.44
Section 5.06	Further Assurances; Creation/Acquisition of Subsidiaries; Additional Collateral; Control Agreements.44
Section 5.07	Put Option; Call Option.45
Section 5.08	Intellectual Property; Regulatory Approvals.47
Section 5.09	Use of Proceeds.47
Section 5.10	Protective Covenants.48
Section 5.11	Insurance and Landlord Waivers.49
Section 5.12	Taxes.49
Section 5.13	Commercialization of the Included Product.49
Section 5.14	Material Contracts.50

ARTICLE VI TERMINATION50

Section 6.01	Termination Date.50
Section 6.02	Effect of Termination.51

ARTICLE VII PURCHASER AGENT51

Section 7.01	Appointment and Authority.51
Section 7.02	Rights as a Purchaser.51
Section 7.03	Exculpatory Provisions.51
Section 7.04	Reliance by Purchaser Agent.53
Section 7.05	Delegation of Duties.53
Section 7.06	Resignation of Purchaser Agent.53
Section 7.07	Non-Reliance on Purchaser Agent and Other Purchasers.53
Section 7.08	Collateral and Guaranty Matters.54
Section 7.09	Reimbursement by Purchasers.54

ARTICLE VIII MISCELLANEOUS55

Section 8.01	Limitations on Damages.55
Section 8.02	Notices.55
Section 8.03	Successors and Assigns.56
Section 8.04	Indemnification.56
Section 8.05	No Implied Representations and Warranties; Survival of Representations and Warranties.58
Section 8.06	Independent Nature of Relationship.58
Section 8.07	Entire Agreement.58
Section 8.08	Amendments; No Waivers.59
Section 8.09	Interpretation.59
Section 8.10	Headings and Captions.59
Section 8.11	Counterparts; Effectiveness; Electronic Signature.59
Section 8.12	Severability.60
Section 8.13	Expenses.60
Section 8.14	Governing Law; Jurisdiction.60
Section 8.15	Waiver of Jury Trial.61

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SCHEDULES TO DISCLOSURE LETTER

Schedule 1.01(a)	–Knowledge Persons
Schedule 1.01(b)	–Purchaser Commitments
Schedule 1.01(c)	–maralixibat
Schedule 3.01	–Subsidiaries
Schedule 3.04(a)	– Ownership
Schedule 3.04(b)	– Ownership
Schedule 3.08	– Litigation
Schedule 3.10	– Conflicts
Schedule 3.11(a)	– Intellectual Property
Schedule 3.12(g)	–Included Products
Schedule 3.13	– Material Contracts
Schedule 3.14	– Place of Business
Schedule 5.06(d)	–Accounts
Schedule 5.10(a)(iii)	–Permitted Indebtedness
Schedule 5.10(a)(iv)	– Permitted Liens
Schedule 5.10(a)(v)	– Permitted Investments

EXHIBITS TO DISCLOSURE LETTER

Exhibit A	–Form of Security Agreement
Exhibit B	–Form of Guaranty
Exhibit C	–Subordination Terms
Exhibit D	–Product Plans
Exhibit E	–Existing Upstream License Consents
Exhibit F	–Supply Agreements
Exhibit G	Control Agreements

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REVENUE INTEREST PURCHASE AGREEMENT

This REVENUE INTEREST PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of December 8, 2020, by and among Mirum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), the Purchasers from time to time party hereto (each, a “Purchaser” and collectively, the “Purchasers”) and Mulholland SA LLC, as collateral agent and administrative agent for the Purchasers (the “Purchaser Agent”).

WHEREAS, the Company wishes to obtain financing to support the further development and commercialization of the Included Products (as hereinafter defined) and other general corporate purposes; and

WHEREAS, the Purchasers wish to purchase the Revenue Interests (as hereinafter defined) from the Company, and the Company wishes to sell, assign and transfer the Revenue Interests to the Purchasers in consideration for its payment of the Purchaser Payments (as hereinafter defined) all upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01Definitions.

The following terms that are defined in the UCC (as hereinafter defined) are used in this Agreement as so defined (and, in the event any such term is defined differently for purposes of Article 9 of the UCC than for any other purpose or purposes of the UCC, the Article 9 definition shall govern): Account, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Intermediary, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit Rights, Proceeds, Securities Account, Securities Intermediary and Tangible Chattel Paper.  In addition, the following, as used herein, shall have the following meanings:

“Acquisition” means (a) any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets or similar transaction having the same effect as any of the foregoing, (i) acquires any business or product or all or substantially all of the assets of any Person engaged in any business or any business, product, business line or product line, division or other unit operation of any Person, (ii) acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body or (iii) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body and (b) any Product In-License.

“Acquisition Cost” means consideration paid or payable for an Acquisition (including all milestone, maintenance and/or similar payments, research and development spend, earnouts (whether earned or contingent), deferred purchase price and any other contractual commitment, whether fixed or contingent), excluding (i) royalties on sales calculated on an arm’s-length basis and (ii) future milestones that would not be due and payable if the Company or its Subsidiary exercised a right of contractual termination without penalty at the sole option of the Company or its Subsidiary (for the avoidance of doubt, all milestone, maintenance and/or similar payments actually made will constitute Acquisition Cost).

“Additional Payment Date” means the date (i) specified in the applicable notice sent to the Purchaser Agent pursuant to Section 2.03(b)(iv)(A) with regards to an Additional Payment and (ii) agreed to by the Required Purchasers in their sole discretion.

“Additional Payments” mean one or more payments of up to $50,000,000 in the aggregate with all other Additional Payments, which shall be paid by the Purchasers on an Additional Payment Date in accordance with Section 2.03(a)(iv).

“Affiliate” means any Person that Controls, is Controlled by, or is under common Control with another Person.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Alagille Syndrome” means a rare genetic disorder that results from a mutation in one copy of the JAG1 gene or the NOTCH2 gene and affects the liver by preventing the drainage of bile.

“Annual Net Sales” means, as of any date of determination, the amount of world-wide Net Sales of all Included Products for the applicable calendar year.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Applicable Percentage” means the percentage based on the applicable portion of Annual Net Sales for any calendar year as set forth in the chart below:

Tier	Annual Net Sales	Applicable Percentage
1	Portion of Annual Net Sales for such calendar year less than or equal to $350,000,000	9.75%
2	Portion of Annual Net Sales for such calendar year exceeding $350,000,000 and less than or equal to $1,100,000,000	2.00%
3	Portion of Annual Net Sales for such calendar year exceeding $1,100,000,000	2.00%

provided that (i) if the Purchasers have received Revenue Interest Payments (excluding, for avoidance of doubt, any payment of interest made in accordance with Section 2.02(e)) under this Agreement in an amount equal to or greater than 110.0% of the Cumulative Purchaser Payments on or prior to December 31, 2026, the Applicable Percentage for Tier 1 shall decrease to 2.00% and the Applicable Percentage for Tier 3 shall decrease to 0.00% for all subsequent calendar years beginning on January 1, 2027 and (ii) if the Purchasers have not received Revenue Interest Payments (excluding, for avoidance of doubt, any payment of interest made in accordance with Section 2.02(e)) under this Agreement in an amount equal to or greater than 110.0% of the Cumulative Purchaser Payments on or prior to December 31, 2026, the Applicable Percentages for Tier 1, Tier 2 and Tier 3 shall be increased for all subsequent calendar years beginning on January 1, 2027 to a single defined rate (with no separate Tiers) that would have provided the Purchasers with an amount equal to 110.0% of the Cumulative Purchaser Payments on or prior to December 31, 2026 had such rate applied to Tier 1 from and after the Effective Date. Solely as used in this definition of “Applicable Percentage” and notwithstanding anything to the contrary elsewhere in this Agreement, the amount of Revenue Interest Payments shall be calculated without giving effect to payments made in accordance with Section 2.02(d).

“Audit Costs” means, with respect to any audit of the books and records of the Company and its Affiliates and Licensees with respect to amounts payable or paid under this Agreement, the reasonable and documented out-of-pocket cost of such audit, including all reasonable and documented fees, costs and expenses incurred in connection therewith.

“Audited Financial Statements” has the meaning set forth in the definition of “Financial Statements”.

“Bankruptcy Event” means the occurrence of any of the following:

(a)the Company or any Subsidiary shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or the like, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, administration, protection, liquidation or dissolution (other than a solvent winding-up, dissolution or liquidation of a Subsidiary into the Company or a Subsidiary Guarantor), composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, interim receiver, receiver and manager, trustee, administrator, administrative receiver, custodian or other similar official for it or for all or any portion of its assets, or the Company or any Subsidiary shall make a general assignment for the benefit of its creditors or enter into a composition, compromise, assignment or arrangement with any of its creditors (whether by way of a voluntary arrangement, scheme of arrangement, deed of compromise or otherwise);

(b)there shall be commenced against the Company or any Subsidiary any case, proceeding or other action seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, liquidation, administration, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, receiver and manager, trustee, administrator, administrative receiver, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of forty-five (45) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, interim receiver, receiver and manager, trustee, administrator, administrative receiver, custodian or other similar official for it or for any substantial part of its property) shall occur;

(c)the Company or any Subsidiary shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally;

(d)a receiver, interim receiver, receiver and manager, trustee, administrator, administrative receiver, custodian or other similar official is appointed, either voluntarily or involuntarily, to or in respect of the Company or any Subsidiary or the whole or any part of the property, assets or undertaking of the Company or any Subsidiary;

(e)there shall be commenced against the Company or any Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against (i) all or a substantial portion of its assets and/or (ii) any Included Product or any Collateral, which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within forty-five (45) days from the entry thereof;

(f)the Company or any Subsidiary shall be insolvent as defined in any statute of the United States Bankruptcy Code or in the fraudulent conveyance or fraudulent transfer statutes of the State of Delaware or other applicable jurisdiction of organization; or

(g)an affirmative vote by the applicable Board to commence any case, proceeding or other action described in clause (a) above or any other action by the Company or any Subsidiary to otherwise cause, consent to, approve or acquiesce in any of the acts described in clauses (a) through (f) inclusive above.

“Board” means the Board of Directors of the Company or board of directors or similar governing body of any Subsidiary, as applicable.

“Business Day” means any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.

“Call Closing Date” has the meaning set forth in Section 5.07(b).

“Call Option” has the meaning set forth in Section 5.07(b).

“Change in Law” means the occurrence, after the Effective Date (or, with respect to any successors or assigns of any Purchaser, after the date such Person acquires its interest hereunder, except that, to the extent that the predecessor or assignor of such Person was entitled to additional amounts in accordance with Section 5.12(d)(ii) immediately before such Person acquires its interest hereunder, and payments to such Person (or by such Person to its Tax Affiliate) are subject to withholding on the date such Person acquires its interest hereunder, such Person shall be entitled to additional amounts in accordance with Section 5.12(d)(ii) to the same extent as its predecessor or assignor), of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time, the occurrence of any of the following events or circumstances:

(a)the acquisition by any “person” or “group” (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of any Equity Interests of the Company, if after such acquisition, such “person” or “group” would be the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(b)a merger or consolidation of the Company with any other Person, other than a merger or consolidation of the Company in which the Company is the surviving Person and in which the persons holding more than fifty percent (50%) of the combined voting power of the Company’s voting securities outstanding immediately prior to such merger or consolidation, continue to hold at least fifty percent (50%) of the combined voting power of the Company’s voting securities outstanding immediately after such merger or consolidation;

(c)any Transfer by any Obligor to another Person (other than a Transfer permitted pursuant to Section 5.10(a)(x)) of any Collateral;

(d)any Transfer of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis to a Third Party; or

(e)a “Change of Control” (or any comparable term or provision) or “Fundamental Change” (or any comparable term or provision) under or with respect to any of the Equity Interests or Material Indebtedness of the Company or any Subsidiary.

“Clinical Trial” means any human clinical trial of the Included Products conducted by or on behalf of the Company or any Subsidiary.

“Clinical Updates” means material information and developments with respect to each Clinical Trial.

“CMC Contract” means any Contract involving the chemistry, manufacturing or control (CMC) of any Included Product.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means (i) all Product Assets, (ii) all Accounts, Contracts, Commercial Tort Claims, Documents, General Intangibles (including all Intellectual Property), Equipment, Goods, Instruments, Inventory, Investment Property, Payment Intangibles, Letter of Credit Rights and Supporting Obligations constituting Product Assets, (iii) all Pledged Equity and Pledged Investment Property, Deposit Accounts, Securities Accounts, cash or cash equivalents, wherever located and (iv) any and all Proceeds, products, rents, royalties and profits of or from any and all of the foregoing; provided that Collateral shall not include the Excluded Property (as defined in the Security Agreement).

“Combination Product” means either: (a) any Included Product that contains or comprises at least one Other Active Ingredient; or (b) any combination of an Included Product and another pharmaceutical product that contains or comprises at least one Other Active Ingredient where such products are not formulated together but are sold together and invoiced as one product.

“Commercial Updates” means material information and developments with respect to the Company’s Commercialization plans and prospects for the Included Products.

“Commercialization” means any and all activities, other than manufacturing, directed to the preparation for sale of, or sale of the Included Products, including activities related to marketing, promoting, distributing, and importing the Included Products, and interacting with Regulatory Agencies regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

“Common Stock Purchase Agreement” means that certain Mirum Pharmaceuticals, Inc. Common Stock Purchase Agreement, dated as of the date hereof, by and between the Company and the investors party thereto.

“Company” has the meaning set forth in the first paragraph hereof.

“Compound” means maralixibat and any derivative thereof or modification thereto.

“Confidential Information” means, as it relates to the Company and any of its Affiliates, the Product Intellectual Property, and as it relates to the Company, any of its Affiliates, the Purchaser Agent and the Purchasers, all confidential business information, financial data and other like information and other proprietary information or material, together with such other information that either party identifies to the other as confidential or the nature of which or the circumstances of the disclosure of which could reasonably indicate that such information is confidential.

“Contracts” means, collectively, all rights of each Obligor under all leases, contracts and agreements to which such Obligor is now or hereafter a party, including, without limitation, all rights, privileges and powers under License Agreements, together with any and all extensions, modifications, amendments and renewals of such leases, contracts and agreements and all rights of such Obligor to receive moneys due or to become due thereunder or pursuant thereto and to amend, modify, terminate or exercise rights under such leases, contracts and agreements.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided that with respect to any Intellectual Property, “control” means that the applicable Persons owns or has a license to such item or right and has the ability to grant to a party a license, sublicense, or rights of access and use under such item or right without (a) violating the terms or conditions of any agreement or other arrangement between such Person and any Third Party in existence as of the time such party would be required hereunder to grant such license, sublicense, or rights of access and use, and (b) paying any consideration to any Third Party. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Purchaser Agent, among the Purchaser Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Obligor maintaining such account, effective to grant “control” (as defined under the relevant Uniform Commercial Code) over such account to the Purchaser Agent.

“Covered Territory” means [...***...].

“Cumulative Purchaser Payments” means (a) if the Purchasers have made the First Payment, $50,000,000, (b) if the Purchasers have made the First Payment and the Second Payment, $115,000,000 and (c) if the Purchasers have made the First Payment, the Second Payment and the Third Payment, $150,000,000, plus, in all cases, any amounts funded as Additional Payments.

“Development” means all activities related to discovery, research, development, creation and prosecution of Intellectual Property, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval

Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Agency as a condition or in support of obtaining or maintaining a Regulatory Approval.  When used as a verb, “Develop” means to engage in Development.

“Disclosure Letter” means the Confidential Disclosure Letter, dated as of the Effective Date, and delivered by the Company to the Purchaser Agent.

“Dispute” has the meaning set forth in Section 3.11(d).

“Disqualified Equity Interests” means Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) mature (excluding any maturity as the result of an optional redemption by the issuer thereof) or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, (b) are convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, (c) contain any repurchase obligation or (d) provide for required scheduled payments or the payment of cash dividends or distributions; provided that if such Equity Interests are issued pursuant to a plan for the benefit of the Company or any Subsidiary or their directors, officers, employees and/or consultants or by any such plan to directors, officers, employees or consultants of the Company or any Subsidiary, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Company or any Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such director, officer, employee or consultant’s termination, death or disability.

“Domestic Subsidiary” means any direct or indirect Subsidiary that is organized under the laws of the United States, any state or commonwealth thereof, or the District of Columbia.

“Drug Approval Application” means a New Drug Application as defined in the FFDCA, or any corresponding foreign application.

“Effective Date” means December 8, 2020.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” is (i) a Purchaser, (ii) an Affiliate of a Purchaser or any fund or investment vehicle managed by the Purchaser or an Affiliate of a Purchaser or under common management with a Purchaser and (iii) any Person that, to the knowledge of the Purchaser Agent, is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) or an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7)) with assets under management (together with its Affiliates) of at least $150,000,000, as determined by the Purchaser Agent in its good faith discretion; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include, unless a Put Option Event, or any event that with the giving of notice or passage of time would constitute a Put Option Event, has occurred and is continuing, (x) any operating company primarily engaged in the Development or Commercialization of pharmaceutical products, (y) any entity identified in the Disclosure Letter by and between the Company and the Purchaser Agent and any Affiliate thereof that is identifiable as such by name (or otherwise known to the Purchaser Agent to be an Affiliate) or (z) any stockholder activist hedge fund, in each case of clause (x), (y) and (z) as reasonably determined by the Purchaser Agent in its good faith discretion (any such person, a “Disqualified Person”).

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of equity interests of a corporation, any and all equivalent ownership interests in a Person other than a corporation (including, without limitation, partnership interests, membership interests and similar ownership interests), any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, and all other ownership or profit interests in a Person (including partnership, member or trusts interests in such Person), in each case whether voting or non-voting and whether or not outstanding on any date of determination, but excluding any Permitted Convertible Notes.

“Excluded Accounts” means (a) any deposit account solely used for (i) funding payroll or segregating payroll taxes or funding other employee wage or benefit payments, (ii) segregating 401(k) contributions or contributions to an employee stock purchase plan and other health and benefit plans, in each case for payment in accordance with Applicable Laws and (iii) accounts pledged to secure letters of credit and bank guarantees to the extent constituting Permitted Liens under clause (m) thereof and (b) withholding tax and fiduciary trust accounts.

“Excluded Foreign Subsidiary” means each Foreign Subsidiary that is not a Material Foreign Subsidiary.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Existing CMC Contract” means the CMC Contracts set forth on Exhibit F to the Disclosure Letter.

“Existing Supply Contract” means the Supply Contracts set forth on Exhibit F to the Disclosure Letter.

“Existing Upstream License Consents” means, with respect to each Existing Upstream License, a consent agreement in the form set forth on Exhibit E to the Disclosure Letter or in form and substance reasonably satisfactory to the Purchaser Agent.

“Existing Upstream Licenses” means (a) that certain License Agreement dated as of June 1, 2012 by and among Lumena Pharmaceuticals, Inc. and Pfizer Inc., (b) that certain License Agreement dated as of February 8, 2011 between Lumena Pharmaceuticals, Inc. and Satiogen Pharmaceuticals, Inc. and (c) that certain Assignment and License Agreement dated as of November 5, 2018 by and among the Company and Shire International Gmbh, in each case as amended from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning set forth in Section 3.22(b).

“FDA” means the United States Food and Drug Administration or any successor federal agency thereto.

“FDA Application Acceptance Date” means the date on which the FDA accepts for review the New Drug Application submitted by the Company for maralixibat as a treatment for pruritus due to Alagille Syndrome.

“FDA Approval Date” means the date on which the Company shall have delivered evidence satisfactory to the Purchaser Agent that the FDA has approved maralixibat as a treatment for Alagille Syndrome with a label consistent with the label included in the New Drug Application for maralixibat submitted to the FDA on November 11, 2020 and with no BLACK BOX warnings and with orphan exclusivity, as determined by the Purchaser Agent in its good faith business judgment.

“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

“Financial Statements” means (a) the audited consolidated balance sheets of the Company as of December 31, 2019 and 2018 and the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock, redeemable common stock and stockholders’ equity (deficit) and cash flows for the years then ended (the “Audited Financial Statements”), (b) the unaudited balance sheets of the Company as of March 31, 2020, June 30, 2020 and September 30, 2020 and the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock, redeemable common stock and stockholders’ equity (deficit) and cash flows for the three (3) month periods then ended (the “Interim Financial Statements”) and (c) each financial statement delivered pursuant to Section 5.02(b).

“First Commercial Sale” means the first sale to a Third Party of an Included Product in the United States by the Company or any of its Affiliates or Licensees after the granting of Regulatory Approval by the FDA.

“First Payment” means $50,000,000, which shall be paid by the Purchasers on the First Purchaser Payment Date in accordance with Section 2.03(a)(i).

“First Purchaser Payment Date” means the earlier of the date that is fifteen (15) Business Days following the Effective Date and December 31, 2020.

“Follow-On/Cannibalizing Product” means any product that the Company or any of its Affiliates owns or have any rights to that treats (a) pediatric patients with (i) Alagille Syndrome, (ii) progressive familial intrahepatic cholestasis (PFIC) or (iii) biliary atresia (including, for clarity, in each of (i), (ii) or (iii), for the treatment of signs and symptoms of each of these diseases and indications) or (b) any other indications which overlap with such indication(s) and patient population(s), in all forms, presentations, doses and formulations, whether used as a single agent or in combination with other therapeutically active agents.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.  Notwithstanding anything in this Agreement to the contrary, for all purposes hereunder, any obligations of a Person in respect of leases that would have been treated as operating leases in accordance with Accounting Standards Codification 842 (regardless of whether or not then in effect) shall be treated as operating leases for purposes of all financial definitions, calculations and covenants, without giving effect to Accounting Standards Codification 842 requiring operating leases to be recharacterized or treated as capital leases.

“Governmental Authority” means any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state, local or supranational (domestic or foreign), including each Patent Office, the FDA or the United States National Institutes of Health.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty” means a guaranty agreement made by each Subsidiary Guarantor in favor of the Purchaser Agent and the Purchasers substantially in the form attached as Exhibit B to the Disclosure Letter.

“Included Product” means (a) any Initial Product and (b) any Follow-On/Cannibalizing Product.

“Indebtedness” means with respect to any Person: (a) any liability or obligation of such Person (i) for borrowed money or with respect to advances or deposits of any kind, (ii) evidenced by a bond, note, debenture, or similar instrument, (iii) in respect of the deferred purchase price of property or services, including a purchase money obligation given in connection with the acquisition of any businesses, properties or assets of any kind (other than trade payables or a current liability arising in the ordinary course of business), (iv) under conditional sale or other title retention agreements relating to property acquired by such Person, (v) upon which interest charges are customarily paid, (vi) contingent or otherwise, in respect of bankers’ acceptances, letters of credit or similar extensions of credit, (vii) in respect of hedging agreements and other derivative contracts (for the net amount owed by such Person thereunder), (viii) for the payment of money relating to any obligations under any capital lease of real or personal property which are required to be recorded as a capitalized lease obligation in accordance with GAAP, (ix) under guaranteed minimum purchase, take or pay or similar performance requirement contracts, (x) the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof, including guaranteed minimum sales, purchase or performance requirements, (xi) under receivables factoring, receivable sales or similar transactions or under synthetic lease, tax ownership/operating lease, off balance sheet financing or similar financing, (xii) for milestone payments, royalty payments, upfront payments, license payments and similar payments pursuant to any License Agreement, research and development agreement, collaboration or development agreement or (xiii) arising under revenue interest agreements, royalty financing agreements or similar financings; (b) all Disqualified Equity Interests of such Person; (c) any Guarantee by such Person of Indebtedness of any other Person; and (d) (without duplication) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a), (b) and (c) above.  Indebtedness of any Person shall include (A) all Indebtedness referred to in clauses

(a) through (d) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (B) the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” means, collectively, all Excluded Liabilities and any and all liabilities, obligations, losses, assessments, awards, causes of action, damages, penalties, claims, charges, fines, judgments, reasonable and documented costs, expenses and disbursements of any kind or nature whatsoever (including reasonable and documented expenses of investigation and the reasonable and documented fees and disbursements of counsel for Indemnified Parties), whether direct, indirect or consequential, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, imposed on, incurred by, or asserted against any such Indemnified Party, in any manner relating to or arising out of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (including any enforcement of any of the Transaction Documents (including any sale of, collection from, or other realization upon any of the Collateral)).

“Indemnified Party” has the meaning set forth in Section 8.04(a).

“Initial Product” means any product containing or comprising the Compound, in all forms, presentations, doses and formulations, whether used as a single agent or in combination with other therapeutically active agents.

“Intellectual Property” means all intellectual property and other proprietary rights of any kind or nature, whether registered or unregistered and whether registrable or not, protected, created or arising under any law, including any and all rights in: proprietary information; technical data; laboratory notebooks; clinical data; priority rights; trade secrets; know-how; confidential information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application); Patents; registered or unregistered trademarks, trade names, service marks, trade dress, logos, slogans, including all goodwill associated therewith; domain names; registered and unregistered copyrights and all applications thereof and all rights in works of authorship of any type, in all forms or media, designs rights, registered designs, database rights and rights in compilations of data.

“Intellectual Property Updates” means a summary of any new Patents, trademarks or copyrights issued or patent, trademark or copyright applications filed, amended or supplemented, constituting Product Intellectual Property (in form sufficient to allow Purchaser Agent to prepare appropriate filings in respect thereof to protect its Liens thereon), together with any material information or developments with respect to the Material Patents.

“Interim Financial Statements” has the meaning set forth in the definition of “Financial Statements”.

“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person in the form of loans, guarantees, advances or other extensions of credit (excluding accounts receivable arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person, (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, (c) any payment in respect of (i) the purchase, license or other acquisition of any business, division, product line of any other Person or (ii) any Product In-License or (d) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Investment Policy” means the Board approved investment policy of the Company in the form provided to the Purchaser Agent on the Effective Date.

“IRS” means United States Internal Revenue Service.

“Knowledge” means the actual knowledge, after reasonable inquiry of a Person.

“Knowledge of the Company” means the Knowledge of any Knowledge Person.

“Knowledge Person” means any of the persons listed on Schedule 1.01(a) to the Disclosure Letter, and any individual that succeeds such person in the role identified on Schedule 1.01(a).

“License Agreement” means any existing or future license, commercialization, co-promotion, collaboration, distribution, marketing or partnering agreement entered into before or during the Revenue Interest Period by the Company or any of its Affiliates that grants a license to a Third Party under any Product Intellectual Property.

“Licensees” means, collectively, the licensees and any sublicensees under any License Agreement (other than License Agreements described in clause (c) or (d) of the definition of Permitted Licenses); each a “Licensee”.

“Liens” means all liens, encumbrances, security interests, mortgages, rights to preferential payments or charges of any kind, but excluding any Permitted Licenses.

“Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and holding of the Included Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control.

“maralixibat” means the pharmaceutical compound maralixibat as described more fully on Schedule 1.01(c) to the Disclosure Letter.

“Marketing Authorization” means, with respect to an Included Product, the Regulatory Approval required by Applicable Law to sell the Included Product in a country or region, including, to the extent required by Applicable Law for the sale of the Included Product, all pricing approvals and government reimbursement approvals.

“Material Adverse Effect” means (a) the effect of a material adverse change in the business, operations, assets, prospects or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (b) a material adverse effect on the validity or enforceability of any of the Transaction Documents, (c) a material adverse effect on the ability of the Company or any Obligor to perform any of its material obligations under the Transaction Documents, (d) a material adverse effect on the rights or remedies of the Purchaser Agent or any Purchaser under any of the Transaction Documents, (e) a material adverse effect on any Included Product, the Product Intellectual Property or the ability of the Company or a Person acting on behalf of the Company to Develop, Commercialize or Manufacture any Included Products, (f) a material adverse effect on the timing, amount or duration of the Revenue Interest Payments or (g) a material adverse effect on the validity, perfection (except to the extent permitted under the Security Agreement) or first priority of Liens in favor of the Purchaser Agent for the benefit of the Purchasers (except to the extent resulting solely from any actions or inactions on the part of the Purchaser Agent and the Purchasers despite timely receipt of information regarding the Company and its Subsidiaries as required by this Agreement).

“Material Contract” means: (a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act of 1933, as amended, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Company or its Affiliates that relates to the Development, Manufacture, or Commercialization of any Included Product; (b) any of the Existing Upstream Licenses; (c) any Existing CMC Contract; (d) any Existing Supply Contract; (e) any development agreement, collaboration agreement, marketing agreement, co-promotion agreement, license agreement, option agreement, Supply Contract, CMC Contract, distribution agreement, partnering agreement or similar agreement with respect to Company or its Affiliates related to the Development, Manufacture, or Commercialization of any Included Product to the extent the breach, non-performance or failure to renew could reasonably be expected to have a Material Adverse Effect; (f) any agreement with respect to Company or its Affiliates relating to any Material Patent, including any license, option, assignment, or agreement related to control of such Material Patent, in each case, to the extent the breach, non-performance or failure to renew by the Company or its Affiliates or the respective counterparty could reasonably be expected to have a Material Adverse Effect; (g) any agreement with consideration or other payments in excess of (x) until the Milestone has occurred, $2,000,000 per fiscal year and (y) after the Milestone has occurred, $5,000,000 per fiscal year; or (h) any agreement evidencing any Material Indebtedness.  For avoidance of doubt, “Material Contracts” shall include, without limitation, all License Agreements. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, “Material Contracts” shall not include any License Agreements solely related to volixibat except, with respect to any License Agreement that would be included as a “Material Contract” under clauses (a) or (g) above but for this sentence, such License Agreement shall be a “Material Contract” solely for purposes of (i) the first sentence of Section 5.14(a), (ii) Section 5.14(a)(ii)(A) and (iii) Section 5.14(b).

“Material Foreign Subsidiary” means (i) each Foreign Subsidiary holding any Product Asset and (ii) each other Foreign Subsidiary other than any Foreign Subsidiary which, taken together with all other Excluded Foreign Subsidiaries, has an amount of (a) cash and cash equivalents on its balance sheet and (b) other assets whose fair market value, with (a) and (b) taken together, is not in excess of $2,000,000.

“Material Indebtedness” means (x) until the Milestone has occurred, any Indebtedness with a principal amount in excess of $2,000,000 and (y) thereafter, any Indebtedness with a principal amount in excess of $5,000,000.

“Material Patents” has the meaning set forth in Section 3.11(c).

“Milestone” means the completion of the first fiscal quarter in which Net Sales of Included Products in such fiscal quarter are greater than or equal to $50,000,000.

“Net Sales” means, with respect to an Included Product, the aggregate gross invoiced sales prices from sales of all units of such Included Product sold by the Company, its Affiliates and any Licensee to Third Parties in accordance with GAAP after deducting, if not previously deducted, from the amount invoiced or received:

(a)trade, quantity and cash discounts, credits or allowances actually given;

(b)allowances for returns or rejections (due to spoilage, damage, expiration of useful life or otherwise);

(c)freight and insurance, if separately identified on the invoice;

(d)mandatory discounts or rebates imposed by any Governmental Authority against the Company, any Affiliate or any Licensee, as applicable, including any claw-backs or similar pharma taxes directly related to the Included Product and paid directly by the Company, such Affiliate or such Licensee, as applicable, or, in the case of claw-backs related to aggregate sales of the Company, such Affiliate or such Licensee, as applicable, such portion of the claw-back as shall be reasonably determined by the Company, such Affiliate or such Licensee, as applicable, based on the proportion between the share of Net Sales hereunder and aggregate sales of the Company, such Affiliate or such Licensee, as applicable;

(e)Third Party rebates, chargebacks, hospital buying group/group purchasing organization administration fees or managed care organization rebates actually given;

(f)rebates and similar payments made with respect to sales paid for by any Governmental Authority or Regulatory Agency such as federal or state Medicaid, Medicare or similar state program;

(g)value-added tax, sales, use or turnover taxes, excise taxes and customs duties assessed by Governmental Authorities on the sale of the Included Product;

(h)retroactive price reductions or billing corrections; and

(i)other reductions or specifically identifiable amounts deducted for reasons similar to those listed above in accordance with GAAP; provided that no item shall be deducted pursuant to this clause (i) if included in any other deduction provided for under clauses (a)-(h) above.

In the case of any sale or other disposal for value, such as barter or counter-trade, of an Included Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of such Included Product in the country of sale or disposal, as determined in accordance with GAAP.

Sales of Included Products between Company and its Affiliates or any Licensee for resale shall be excluded from the computation of Net Sales, provided that the subsequent resale of such Included Products to a Third Party are included in the computation of Net Sales. Transfer, disposal or use of Included Products, without consideration, for marketing, regulatory, development or charitable purposes, such as clinical trials, compassionate use, named patient use, or indigent patient programs shall not be deemed a sale hereunder.

For an Included Product that is sold as a Combination Product, the Net Sales for such Combination Product shall be an amount equal to (i) the actual Net Sales of such Combination Product multiplied by the fraction A/(A+B) where A is the public or list price of the Included Product component of such Combination Product, if sold separately, and B is the public or list price of the Other Active Ingredient component of such Combination Product, if such Other Active Ingredient component is sold separately, (ii) if the other product or product component is not sold separately, the actual Net Sales shall be adjusted by multiplying the actual Net Sales by the fraction A/C where A is the public or list price of the Included Product component of such Combination Product, if sold separately, and C is the public or list price of the Combination Product or (iii) if neither of the foregoing applies, the Company and the Purchaser Agent shall determine the Net Sales of the Combination Product in good faith based on the respective values of the components of such Combination Product.

In no event shall Net Sales for any period be less than worldwide net revenue for the Included Products for such period as reported in the Company’s financial statements.

“Non-U.S. Purchaser” means any Purchaser that is not a U.S. Purchaser.

“Obligations” means, without duplication, all obligations of the Company in respect of the Revenue Interests, including all obligations to make Revenue Interest Payments and to pay the Put/Call Price, and all present and future Indebtedness, taxes, liabilities, obligations, covenants, duties, and debts, Indemnified Liabilities owing by the Company to the Purchasers, arising under or pursuant to the Transaction Documents, including all Reimbursable Expenses (and including any interest, fees and other charges that would accrue but for the filing of a bankruptcy action with respect to the Company, whether or not such claim is allowed in such bankruptcy action). Notwithstanding any term herein or any other Transaction Document to the contrary, obligations of the Company under the Common Stock Purchase Agreement shall be excluded from the term “Obligations”.

“Obligors” means the Company and each Subsidiary Guarantor.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor thereto.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Active Ingredient” means an active pharmaceutical ingredient that the Company does not own or otherwise have any rights to commercialize as a monotherapy.  For clarity, vehicles, delivery devices, adjuvants and excipients shall be deemed not to be “active pharmaceutical ingredients.”

“Patent Office” means the respective patent office, including the United States Patent and Trademark Office, the European Patent Office and any comparable patent office in any other jurisdiction, for any Patents.

“Patents” means all issued national, regional and international patents and patent applications (and any patents that issue as a result of those patent applications or from an application claiming priority from any of those and which for the purposes of this Agreement, shall be deemed to include all certificates of invention and applications for certificates of invention) and any renewals, restorations, reissues, reexaminations or other post-grant proceedings, extensions, continuations, continuations-in-part, divisions, revisions, certificates of invention, registrations, revalidations, utility models, supplemental protection certificates, patent term extensions, pediatric exclusivity periods and substitutions relating to any of the issued patents and patent applications, in any jurisdiction.

“Payment Date” means each March 31, June 30, September 30 and December 31, commencing on the first such date to occur following the First Purchaser Payment Date; provided that, if any such date shall occur on a day that is not a Business Day, the applicable Payment Date shall be the next preceding Business Day.

“Permitted Acquisition” means any transaction or series of related transactions in the form of Acquisitions, provided that:

(a)

the Company shall have delivered written notice of the Acquisition to the Purchaser Agent, on behalf of the Purchasers, not less than ten (10) Business Days prior to the execution of a definitive agreement for such Acquisition (or such shorter period as may be specified by the Purchaser Agent in its sole discretion) together with a due diligence package consisting of the Board package(s) provided in connection with such Acquisition, including without limitation, with regard to the Acquisition of the applicable target, business product or Product In-License (together with any material updates available from time to time prior to the closing of such Acquisition), a summary of the development program for the product, a summary of Intellectual Property of the product, a cash forecast, pro forma for the acquisition (inflows and outflows) and showing that the Company shall have sufficient liquidity to pay its expenses as they come due during the one year period after such Acquisition, as reasonably determined by the Company in good faith and set forth in reasonably detailed projections, and a description of the sources and uses for financing the acquisition;

(b)

Purchaser Agent, on behalf of the Purchasers, shall have received, (i) not less than five (5) Business Days prior to the execution of a definitive agreement for such Acquisition (or such shorter period as may be specified by the Purchaser Agent in their sole discretion), drafts of any acquisition agreements, disclosure schedules, and other material agreements related to the Acquisition and (ii) substantially concurrently with the closing of the Acquisition, fully executed acquisition agreements and other material agreements with all attachments and schedules;

(c)immediately prior to, and after giving effect thereto, no breach or default under the Transaction Documents and no Put Option Event shall have occurred and be continuing or would reasonably be expected to result therefrom;

(d)all transactions in connection therewith shall be consummated, in all material respects, in accordance with applicable law;

(e)in the case of the purchase or other acquisition of Equity Interests, all of the Equity Interests (except for any such Equity Interest in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary in connection with such Acquisition shall be wholly owned by the Company or a Subsidiary;

(f)(i) prior to the occurrence of the Milestone, the aggregate Acquisition Costs payable in cash for all Permitted Acquisitions shall not exceed, in the aggregate, 5% of the market capitalization of the Company, measured as of the date the definitive documentation for such transaction is executed and (ii) after the occurrence of the Milestone, the aggregate Acquisition Costs payable in cash for all Permitted Acquisitions shall not exceed, in the aggregate, 10% of the market capitalization of the Company, measured as of the date the definitive documentation for such transaction is executed; provided, that the Acquisition Costs for the Acquisition identified to Purchaser Agent by the Company as “Project V.I.” on the Effective Date shall not count towards this condition in subpart (f)(i) so long as the terms and conditions of such Acquisition are substantially consistent with, and each financial obligation of the Company thereunder is no less favorable to the Company than, those disclosed to the Purchaser Agent prior to the Effective Date;

(g)no Change of Control shall result from such transaction;

(h)no breach or contravention of any Material Contract shall result from such transaction;

(i)such Acquisition shall be consensual and, if required, shall have been approved by the target’s board of directors;

(j)the Person whose Equity Interests or business are being acquired shall be engaged in, or the asset acquired shall be used to engage in, or any Product In-License shall be in relation to, the same line of business as the Company, as determined by the reasonable judgment of the Required Purchasers;

(k)on a pro forma basis for such Acquisition, without regard to any subsequent financing transactions of the Company, as demonstrated by projections (taking into account the terms of such transaction and all Acquisition Costs incurred or expected to be incurred in connection with or as a result of, such transaction), the Company shall have sufficient liquidity to pay its expenses as they come due during the one year period after such Acquisition, as reasonably determined by the Company in good faith and set forth in reasonably detailed projections delivered by the Company to the Purchaser Agent at least five (5) Business Days prior to the execution of the definitive agreement for such Acquisition. For the avoidance of doubt, projections delivered pursuant to clause (a) that satisfy the foregoing requirements shall also satisfy this clause (k);

(l)any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Permitted Indebtedness and shall not be subject to any Liens except for Permitted Liens; and

(m)the Obligors shall comply with the requirements of Section 5.06 with respect to the property, assets and businesses acquired in such purchase or other acquisition and with respect to any acquired or newly formed Subsidiaries which are required to become Obligors under the Transaction Documents.

“Permitted Convertible Notes” means unsecured Indebtedness of the Company in the form of senior subordinated convertible notes; provided that (a) the Milestone has been achieved and (b) such convertible notes shall (i) permit physical settlement (and cash in lieu of fractional shares) upon conversion (and the Company shall not elect cash or combination settlement upon conversion, or redeem such notes, without the Purchaser Agent’s prior written consent), (ii) not be guaranteed by any Subsidiary of the Company, (iii) not provide for any scheduled amortization or mandatory prepayment of principal prior to the stated maturity thereof (other than customary payments upon a “change of control” or “fundamental change” (it being understood that conversion of any such Indebtedness shall not be considered a prepayment)), (iv) contain usual and customary subordination terms for underwritten offerings of senior subordinated convertible notes acceptable to the Purchaser Agent and (v) specifically designate this Agreement and all Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (iv) of this definition specifically refer to such notes as being subordinated to the Obligations pursuant to such subordination terms. For purposes of clause (b)(iv), language in substantially the same form and substance as set forth on Exhibit C to the Disclosure Letter shall be deemed “usual and customary” and acceptable to the Purchaser Agent.

“Permitted Indebtedness” means:

(a)Indebtedness owed to the Purchasers and the Purchaser Agent under this Agreement and the other Transaction Documents;

(b)Indebtedness existing on the Effective Date and disclosed on Schedule 5.10(a)(iii) to the Disclosure Letter;

(c)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(d)Indebtedness constituting Permitted Investments under clause (f) thereof;

(e)Guarantees of the Company and its Subsidiaries in respect of Indebtedness and other obligations of the Company and any Subsidiary otherwise permitted hereunder;

(f)Indebtedness incurred by the Company or its Subsidiaries to finance the payment of insurance premiums;

(g)Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Company or any Subsidiary incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person;

(h)Guarantees (or liabilities as a surety, endorser, accommodation endorser or otherwise) in respect of performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business but excluding guaranties with respect to any obligations for borrowed money;

(i)Indebtedness in respect of payment processing services, business credit card programs, and netting services, overdrafts and related liabilities arising from treasury, depositary and cash management services securing maximum amounts;

(j)Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by the Company or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made), (ii) such Indebtedness is in an aggregate amount outstanding at any time not to exceed $500,000 and (iii) such Indebtedness is not secured by any Product Assets;

(k)Indebtedness in respect of hedging agreements entered into for bona fide hedging purposes in the ordinary course and not for speculative purposes;

(l)	Permitted Convertible Notes;

(m)Indebtedness in respect of letters of credit in an amount not to exceed at any time $1,000,000;

(n)Indebtedness under guaranteed minimum purchase, take or pay or similar performance requirement contracts in an amount not to exceed at any time (i) prior to the occurrence of the Milestone, $1,000,000 and (ii) after the occurrence of the Milestone, $5,000,000;

(o)other Indebtedness not otherwise permitted under clauses (a) through (n) in an aggregate outstanding principal amount not to exceed at any time (x) prior to the occurrence of the Milestone, $2,000,000 and (y) after the occurrence of the Milestone, $10,000,000; provided that such Indebtedness (i) is not secured by any Collateral; and (ii) if secured by assets of any Obligor (other than the Collateral), is subject to an intercreditor agreement in form and substance satisfactory to the Purchaser Agent; provided that clauses (i) and (ii) shall not apply to (x) Indebtedness of the type set forth in clause (j) of “Permitted Indebtedness” and (y) letters of credit secured by cash collateral; and

(p)Obligations with respect to revenue interest agreements, royalty financing agreements or similar financings; provided that (i) the Milestone has occurred, (ii) such Indebtedness is not secured by any Collateral and (iii) if secured by any assets of any Obligor (other than the Collateral), such Indebtedness is subject to an intercreditor agreement in form and substance satisfactory to the Purchaser Agent.

“Permitted Investments” means:

(a)Investments existing on the Effective Date and listed on Schedule 5.10(a)(v) to the Disclosure Letter and any modifications, renewals or extensions thereof so long as the net investment amount is not increased;

(b)Investments consisting of cash and cash equivalents and Investments made in accordance with the Investment Policy;

(c)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of Equity Interests of the Company pursuant to employee stock purchase plans or agreements approved by the Board an amount not to exceed $500,000 in any fiscal year of the Company;

(d)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(e)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business;

(f)Investments (i) in the Company or any Subsidiary Guarantor and (ii) Investments in any Excluded Foreign Subsidiary in an amount not to exceed $1,000,000 in any fiscal year of the Company;

(g)Permitted Acquisitions;

(h)obligations under Swap Agreements entered in the ordinary course of business and not for speculative purposes; and

(i)other Investments in an aggregate amount not to exceed, (x) prior to the occurrence of the Milestone, $1,000,000 and (y) after the occurrence of the Milestone, $2,500,000.

“Permitted Licenses” means (a) any License Agreement for the Commercialization of the Included Products exclusively outside of the United States; provided that (i) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of the Company or any Subsidiary, as applicable, to pledge, grant a security interest in or Lien on, or assign or otherwise Transfer any Product Intellectual Property; (ii) the License Agreement complies with the terms of Section 5.03(b)(ii) and (ii) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to the Company or any Subsidiary are paid to a deposit account that is subject to a Control Agreement in favor of Purchaser Agent; (b) any License Agreement relating to Follow-On/Cannibalizing Products acquired in an acquisition permitted under this Agreement; provided that such License Agreement was not entered into in connection with or anticipation of such acquisition; (c) any license granted to any Third Party for the Manufacture of any Included Product or otherwise granted to a contract to a vendor or service provider in order to provide services for the benefit of the Company or its Affiliates but granting no rights to sell, offer to sell, have sold or otherwise Commercialize any Included Product; provided that any such license complies with Section 5.03(b)(ii), (d) any sponsored research or similar agreement providing for the Development of an Included Product that does not grant the counterparty any right to sell, offer to sell, have sold or otherwise Commercialize any Included Product and (e) any License Agreement solely related to volixibat as a therapy for adults (including, without limitation, License Agreements related to Product Intellectual Property that is necessary or useful for the Development, Commercialization or Manufacture thereof).

“Permitted Liens” means:

(a)Liens in favor of the Purchaser Agent or the Purchasers created by or otherwise existing under or in connection with the Transaction Documents;

(b)Liens in existence as of the date hereof and set forth on Schedule 5.10(a)(iv) to the Disclosure Letter;

(c)Liens imposed by mandatory provisions of law of landlords, carriers, warehousemen, bailees, mechanics and materialmen incurred in the ordinary course of business for sums that are (i) not yet more than sixty (60) days past due or (ii) being contested in good faith by appropriate proceedings;

(d)Liens (other than those imposed by ERISA) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, insurance, surety bonds, or other obligations of a like nature or to secure the performance of letters of credit, banker’s acceptances, bids, tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business;

(e)Liens for Taxes that are not delinquent or remain payable without any penalty or that are being contested in good faith and with due diligence by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(f)(i) banker’s Liens for collection or rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with depositary institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company or any Subsidiary in excess of those required by applicable banking regulations; and (ii) customary Liens incurred in the ordinary course of business to secure obligations in respect of payment processing services, business credit card programs, and netting services, overdrafts and related liabilities arising from treasury, depositary and cash management services securing maximum amounts not to exceed $1,000,000 at any time outstanding;

(g)Liens on insurance policies, premiums and proceeds thereof, or other deposits, to secure insurance premium financings with respect to unearned premiums and other liabilities to insurance carriers;

(h)Liens securing Indebtedness permitted under clause (j) of the definition of Permitted Indebtedness; provided that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such Liens do not extend to any property of the Company or any Subsidiary other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(i)Liens on specific items of inventory or other goods (and the proceeds thereof) of the Company securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(j)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(k)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)any interest or title of a lessor or licensor under any lease, sublease, license or sublicense entered into by the Company or any Subsidiary entered into in the ordinary course of its business;

(m)Liens on cash collateral securing (i) hedging agreements entered into for bona fide hedging purposes in the ordinary course of business and not for speculative purposes and (ii) Indebtedness permitted under clause (m) of the definition of Permitted Indebtedness;

(n)Liens on deposits or other amounts held in escrow to secure payments (contingent or otherwise) payable by the Company with respect to (i) the settlement, satisfaction, compromise or resolution or judgments, litigation, arbitration or other disputes and (ii) any commercial contracts for manufacturing, production and other service arrangements entered into in the ordinary course of business; and

(o)Liens securing Indebtedness under clauses (m), (o) or (p) of the definition of Permitted Indebtedness.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

“Pledged Equity” has the meaning set forth in the Security Agreement.

“Pledged Investment Property” has the meaning set forth in the Security Agreement.

“Prime Rate” means, for any day, the per annum rate of interest in effect for such day quoted by the Wall Street Journal as the “prime rate”.

“Pro Rata Portion” means, with respect to any Purchaser, the sum of the unfunded Purchaser Commitment of such Purchaser and Purchaser Payments made by such Purchaser divided by the sum of all unfunded Purchaser Commitments and all Purchasers Payments made by the Purchasers.

“Product Assets” means (a) all Product Intellectual Property, (b) each Material Contract related to Included Products, (c) all Regulatory Approvals related to Included Products, (d) all inventory of Included Products and any raw materials and work-in-process relating thereto, (e) all accounts receivables and payment intangibles arising out of sales of any Included Product or licenses of any Product Intellectual Property, (f) all other assets primarily related to the Development, Manufacture or Commercialization of any Included Product and that are owned by, licensed to, or otherwise Controlled by the Company or any Subsidiary, (g) any other assets that are owned by, licensed to, or otherwise Controlled by the Company or any Subsidiary that are reasonably necessary for the Development, Commercialization, Manufacture, formulation, use, or sale of any Included Products, the absence of which could reasonably be expected to cause a Material Adverse Effect, (h) all books and records of the Company that at any time evidence or contain information relating to any of the foregoing or are otherwise necessary or helpful in the collection or realization thereof and (i) all proceeds and products of any of the foregoing; provided, however, that cash and cash equivalents shall not be deemed “Product Assets”.

“Product In-License” means any in-license of Intellectual Property rights by the Company or any of its Subsidiaries to Develop, Manufacture or Commercialize a drug or pharmaceutical product, other than a non-exclusive license under which the Company is not granted any right to Develop or Commercialize a pharmaceutical product, therapeutic, medical device or diagnostic.

“Product Intellectual Property” means all Intellectual Property that is necessary for, or otherwise material to, the Development, Commercialization, and/or Manufacture, or other exploitation, of any Included Product that is owned, licensed or otherwise controlled by any Obligor as of the Effective Date or acquired by an Obligor thereafter, including, without limitation, the Patents identified in Schedule 3.11(a) to the Disclosure Letter.

“Product Plans” has the meaning set forth in the definition of “Promotional Efforts”.

“Promotional Efforts” means, with respect to the performance of Development, Commercialization or Manufacturing activities for an Included Product, the carrying out of such activities in a sustained and diligent manner, and using personnel, efforts and resources comparable to the personnel, efforts and resources commonly used in the pharmaceutical industry by a publicly traded pharmaceutical company for such company’s primary and top priority compound.  “Promotional Efforts” shall be determined without regard to the particular circumstances of the Company, including any other product opportunities of the Company, and without regard to any payments owed by the Company to the Purchasers under this Agreement.  Without limitation to the foregoing, “Promotional Efforts” requires that, (x) on and after the First Commercial Sale and until the occurrence of the Milestone, the Company shall promote the Included Products in a manner consistent with that of the most important product of the Company and (y) thereafter, with its best efforts, and in each case with at least the marketing, sales and commercial infrastructure and undertakings as set forth in Exhibit D to the Disclosure Letter (the “Product Plans”); provided that the forgoing requirements in this sentence shall not apply to any jurisdictions in which the Included Products are subject to a Permitted License for the Commercialization of the Included Products.

“Purchaser” has the meaning set forth in the first paragraph hereof.

“Purchaser Agent” has the meaning set forth in the first paragraph hereof.

“Purchaser Agent Representative” has the meaning set forth in Section 5.01(c).

“Purchaser Commitment” means, with respect to any Purchaser, the commitment of such Purchaser to purchase the Revenue Interests and pay the Purchaser Payments (other than Additional Payments) in an aggregate amount equal to the amount set forth opposite such Purchaser’s name on Schedule 1.01(b) to the Disclosure Letter.

“Purchaser Payments” means each of the First Payment, the Second Payment, the Third Payment and any Additional Payment.

“Put Option” has the meaning set forth in Section 5.07(a).

“Put Option Closing Date” has the meaning set forth in Section 5.07(a).

“Put Option Event” means any one of the following events:

(a)any Bankruptcy Event;

(b)the Company fails to make any payment due under Section 2.02; provided that no more than five times during the term of this Agreement, such failure shall not constitute a Put Option Event if the Company makes such payment within five (5) Business Days of the applicable due date;

(c)a Material Adverse Effect;

(d)any representation, warranty or statement made or deemed made by or on behalf of any Obligor in or in connection with any Transaction Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Transaction Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier;

(e)the Company breaches in any respect any term, covenant or agreement in any Transaction Document, which such breach, if capable of cure, is not cured within ten (10) Business Days after the earlier of (x) receipt of written notice of such breach from the Purchaser Agent and (y) Knowledge of the Company of such breach;

(f)if any Permitted Convertible Notes or any Material Indebtedness are outstanding at such time, the earlier of (i) six (6) months prior to the stated maturity date of such Permitted Convertible Notes or Material Indebtedness and (ii) the occurrence of any “fundamental change”, “change of control” or “event of default” or similar event under the terms of such Permitted Convertible Notes or Material Indebtedness giving the holders thereof the right to require the repurchase of, or to accelerate, such Permitted Convertibles Notes or Material Indebtedness;

(g)any Change of Control;

(h)the twelfth (12th) anniversary of the First Purchaser Payment Date; or

(i)one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $2,000,000 in the aggregate shall be rendered against any Obligor and remain unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of twenty (20) consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order, award or settlement shall not give rise to a Put Option Event under this clause (i) if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement.

“Put/Call Price” means, as of any date of determination:

(a)in case of an exercise of the Put Option by the Required Purchasers (other than in connection with a Change of Control), on or prior to the first anniversary of the First Purchaser Payment Date, an amount equal to 120.0% of the Cumulative Purchaser Payments;

(b)in case of an exercise of (i) the Put Option by the Required Purchasers in connection with a Change of Control or (ii) the Call Option by the Company, on or prior to the first anniversary of the First Purchaser Payment Date, an amount equal to 175.0% of the Cumulative Purchaser Payments;

(c)after the first anniversary of the First Purchaser Payment Date and on or prior to the third anniversary of the First Purchaser Payment Date, an amount equal to 175.0% of the Cumulative Purchaser Payments; and

(d)after the third anniversary of the First Purchaser Payment Date, an amount equal to 195.0% of the Cumulative Purchaser Payments;

minus, in each case, the sum of all Revenue Interest Payments made by the Company to the Purchasers prior to such date (which, for avoidance of doubt, shall exclude the payment of interest made in accordance with Section 2.02(e)); provided that the Put/Call Price shall not be less than zero.

For the avoidance of doubt, the Put/Call Price shall be calculated as of the date the Put/Call Price is required to be paid.

“Qualified Equity Interests” of any Person means Equity Interests of such Person that are not Disqualified Equity Interests.

“Quarterly Report” has the meaning set forth in Section 5.02(a)(iii).

“Reconciliation Report” means, with respect to the relevant calendar quarter or calendar year of the Company, (a) a report showing Net Sales for the Included Products for such calendar period, reconciled, in each case, to the most applicable line item in the Company’s statements of operations for the applicable calendar period and (b) a reconciliation of all payments made by the Company to the Purchasers pursuant to this Agreement during such calendar period.  The Reconciliation Report for a calendar year shall also include the foregoing information with respect to the fourth quarter of such calendar year.

“Regulatory Agency” means the FDA and any other Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals.

“Regulatory Approval” means all approvals (including, without limitation, where applicable, Drug Approval Applications, pricing and reimbursement approval, labeling approval and schedule classifications), licenses, registrations, certificates, permits or authorizations (including, without limitation, pre- and post-approval Marketing Authorizations) of any Governmental Authority necessary for the manufacture, use, storage, import, export, transport, offer for sale, or sale of each Included Product, together with all amendments, supplements and updates thereto and all benefits arising therefrom, including any orphan drug exclusivities or other non-patent exclusivities or priority review vouchers.

“Regulatory Filings” means all applications, filings, dossiers and the like submitted to a Regulatory Agency for the purpose of obtaining Regulatory Approval from that Regulatory Agency.  Regulatory Filings shall include, but not be limited to, all Drug Approval Applications.

“Regulatory Updates” means material information and developments with respect to any Regulatory Filing.

“Reimbursable Expenses” means all costs and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, consulting fees, advisory fees, fees incurred on account of lien searches, inspection fees and filing fees) incurred as a result of or arising from or relating to or in connection with preparing, amending, executing, negotiating, administering, defending and enforcing the Transaction Documents (including, without limitation, those incurred in connection with appeals or any Bankruptcy Event) or otherwise incurred by the Purchaser Agent and/or the Purchasers in connection with the Transaction Documents; provided that Reimbursable Expenses incurred prior to the Effective Date in connection with the preparation and negotiation of the Transaction Documents shall not exceed $250,000.

“Required Purchasers” means the Purchasers whose aggregate Pro Rata Portions exceed 50%.

“Restricted Payments” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Person or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of (i) any shares (or equivalent) of any class of Equity Interests of any Person or any of its Subsidiaries, now or hereafter outstanding or (ii) any call option on any shares (or equivalent) of any class of Equity Interests or any Person or any of its Subsidiaries (irrespective of whether such call option can be cash, net share or physically settled), and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Person or any of its Subsidiaries, now or hereafter outstanding.

“Revenue Interest Payments” means, with respect to each calendar quarter during the Revenue Interest Period, payments to the Purchasers in respect of the Revenue Interests calculated by multiplying the Applicable Percentage(s) by the corresponding amount of incremental Annual Net Sales of all Included Products for such calendar quarter.

“Revenue Interest Period” means the period from and including the First Purchaser Payment Date through and including the date on which the Purchasers have received 195.0% of the Cumulative Purchaser Payments, unless earlier terminated upon (i) the Purchasers’ exercise, or deemed automatic exercise, of the Put Option in accordance with Section 5.07(a) or (ii) the Company’s exercise of the Call Option in accordance with Section 5.07(b), in each case upon the indefeasible payment of the Put/Call Price.

“Revenue Interests” means all of the Company’s right, title and interest in and to that portion of the accounts and payment intangibles arising out of sales and licenses of the Included Products and the Product Assets equal to the Revenue Interest Payments for each calendar quarter (or portion thereof) during the Revenue Interest Period.

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by the Company, any Subsidiary or any Governmental Authority relating to an alleged lack of safety or regulatory compliance of the Included Products.

“Sanctions” has the meaning set forth in Section 3.22(a).

“SEC” means the Securities and Exchange Commission.

“Second Payment” means $65,000,000, which shall be paid by the Purchasers on the Second Purchaser Payment Date in accordance with Section 2.03(a)(ii).

“Second Purchaser Payment Date” means the date specified in the applicable notice sent to the Purchaser Agent pursuant to Section 2.03(b)(v)(D) with regards to the Second Payment.

“Security Agreement” means the Security Agreement between the Company, each Subsidiary Guarantor and the Purchaser Agent providing for, among other things, the grant by the Company in favor of the Purchaser Agent, for the benefit of the Purchasers, of a valid continuing, perfected lien on and security interest in the Collateral described therein, which Security Agreement shall be substantially in the form of Exhibit A to the Disclosure Letter .

“Subsidiary” means with respect to any Person (i) any corporation of which the outstanding Equity Interests having at least a majority of votes entitled to be cast in the election of directors under ordinary circumstances is at the time owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person. Unless the context otherwise requires, “Subsidiary” refers to a direct or indirect Subsidiary of the Company.

“Subsidiary Guarantor” means any Subsidiary of the Company that is a guarantor of the Obligations under the Guaranty (or under another guaranty agreement in form and substance satisfactory to the Purchaser Agent) and has granted to the Purchaser Agent, on behalf of the Purchasers, a Lien upon and security interest in its right, title and interest in, to and under the Collateral pursuant to the Security Agreement; provided that no Excluded Foreign Subsidiary shall be or be required to be a Subsidiary Guarantor for so long as such Subsidiary remains an Excluded Foreign Subsidiary.

“Supply Contract” means any Contract for the supply of an Included Product or a component thereof.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more currencies.

“Tax” or “Taxes” means any federal, state, local or foreign tax, levy, impost, duty, assessment, fee, deduction or withholding or other charge, including all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation and other fees imposed by any taxing authority (and interest, fines, penalties and additions related thereto).

“Tax Affiliate” means any Affiliate of a Purchaser that is capable of providing an IRS Withholding Form to the Company on the Effective Date.

“Tax Return” means any report, return, form (including elections, declarations, statements, amendments, claims for refund, schedules, information returns or attachments thereto) or other information supplied or required to be supplied to a Governmental Authority with respect to Taxes.

“Term” has the meaning set forth in Section 6.01.

“Third Party” means any Person other than the Purchaser Agent, any Purchaser, the Company or any Subsidiary provided that, for purposes of the Net Sales definition, “Third Party” means any Person other than the Company, its Affiliates and any Licensee.

“Third Party Claim” means any claim, action, suit or proceeding by a Third Party, excluding any lender, officer, directors, employee or agent or other representative of a party to this Agreement, including any investigation by any Governmental Authority.

“Third Payment” means $35,000,000, which shall be paid by the Purchasers on the Third Purchaser Payment Date in accordance with Section 2.03(a)(iii).

“Third Purchaser Payment Date” means the date specified in the applicable notice sent to the Purchaser Agent pursuant to Section 2.03(b)(v)(D) with regards to the Third Payment.

“Transaction Documents” means, collectively, this Agreement, the Security Agreement, each Guaranty, the Existing Upstream License Consents, the Disclosure Letter, each intellectual property security agreement, the Common Stock Purchase Agreement, the Control Agreements and any related ancillary documents or agreements.

“Transfer” means the sale, conveyance, transfer, license, sublicense, lease or other disposition of any property, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“U.S. Purchaser” means any Purchaser that is a “United States person” as such term is defined in Section 7701(a)(30) of the Code.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UCC Financing Statements” means the UCC-1 financing statements, in form and substance reasonably satisfactory to the Purchaser Agent, that shall be filed by the Purchaser Agent at or promptly following the Effective Date, as well as any additional UCC-1 financing statements or amendments thereto as reasonably requested from time to time, to perfect the Purchaser Agent’s security interest in the Collateral.

“United States” means the United States of America.

ARTICLE II

PURCHASE OF REVENUE INTERESTS; PAYMENTS

Section 2.01Purchase of Revenue Interests.

(a)Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to sell, assign and transfer to each Purchaser, and each Purchaser agrees to purchase and accept from the Company, free and clear of all Liens, such Purchaser’s Pro Rata Portion of the Revenue Interests. The Purchasers’ interest in the Revenue Interests shall vest immediately upon the Company’s receipt of payment of the First Payment pursuant to Section 2.03(b), subject to the termination provisions of Section 6.01.

(b)The Company hereby consents to the Purchaser Agent recording and filing, at the Company’s sole cost and expense, the UCC Financing Statements and other financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable) and any other notices of security or notices of charge meeting the requirements of Applicable Law in such manner and in such jurisdictions as are necessary or appropriate to perfect the assignment to the Purchasers of the Revenue Interests and the Liens in the Collateral granted to the Purchaser Agent under the Security Agreement.

Section 2.02Payments by the Company.

(a)Payments in Respect of the Revenue Interests.

(i)In consideration of the Purchaser Payments made by the Purchasers, the Purchasers shall be entitled to receive, and the Company shall pay to the Purchasers, on a calendar quarterly basis, the Revenue Interest Payments during the Revenue Interest Period and, upon the exercise (or deemed exercise) by the respective party of the Call Option or the Put Option, as the case may be, the Put/Call Price in respect thereof.

(ii)With respect to each calendar quarter commencing with the first Payment Date, the Company shall pay to the Purchasers, the Revenue Interest Payment for such calendar quarter on the Payment Date at the end of such calendar quarter with such payment to be calculated based on the gross cash receipts for such calendar quarter; provided that all payments in respect of any calendar quarter shall be subject to reconciliation based on (A) the final Net Sales for the applicable calendar quarter on the Payment Date for the subsequent calendar quarter and (B) the final Net Sales for the applicable calendar year in which such calendar quarter occurs based on the audited financial statements for such calendar year on the Payment Date for the first calendar quarter of the subsequent calendar year, in each case of (A) and (B), with such reconciliation to be prepared by the Company and delivered to the Purchasers and the Purchaser Agent in the form of a Reconciliation Report in accordance with Section 5.02(b)(1); provided, further, that such Revenue Interest Payment with respect to any such calendar quarter will reflect the Company’s good faith estimate of such receipts received during the last three Business Days of such calendar quarter. With respect to each reconciliation, any overpayments shall be credited against, and any underpayments shall be added to, the subsequent payments in respect of the Revenue Interests. For the avoidance of doubt, the Purchasers shall not be required to refund any Revenue Interest Payments.

(b)Reimbursable Expenses. The Company shall pay to the Purchaser Agent all Reimbursable Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due. It is the intention of the parties hereto that the Company shall pay Reimbursable Expenses directly; provided that, at the discretion of the Purchasers, Reimbursable Expenses may be deducted from the Purchaser Payments. In the event the Purchaser Agent or any Purchaser pays any of such expenses directly, the Company will promptly reimburse the Purchaser Agent or such Purchaser for such expenses.

(c)Payment Procedure; Currency Conversion; Late Payments. Any payments to be made by the Company to the Purchasers hereunder or under any other Transaction Document shall be made in United States dollars by wire transfer of immediately available funds. All Revenue Interest Payments and other payments by the Company (other than payments in respect of Reimbursable Expenses and indemnification obligations pursuant to Section 8.04) shall be made to each Purchaser in accordance with its Pro Rata Portion.  If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the average of the buying and selling rates on the last five (5) Business Days of the calendar quarter to which such amounts pertain, as published by The Wall Street Journal, Internet Edition at www.wsj.com.

(d)AHYDO Catch-Up Payments. Notwithstanding anything to the contrary, if the Revenue Interests remain outstanding after the fifth (5th) anniversary of the initial purchase thereof, then the Company shall pay to the Purchasers on the fifth (5th) anniversary of the closing of the transactions contemplated by this Agreement and on each applicable Payment Date occurring after such fifth (5th) anniversary an amount necessary to prevent the Revenue Interests from constituting “applicable high yield discount obligations” within the meaning of Section 163(i) of the Code; provided that, for the avoidance of doubt, any such amount paid pursuant to this Section 2.02(d) shall be taken into account for purposes of the definition of Revenue Interest Period and shall be credited towards the discharge of the Put/Call Price.

(e)All Revenue Interests and any other Obligations required to be paid to the Purchasers on each Payment Date but not paid when due (other than good faith underpayments subject to reconciliation pursuant to Section 2.02(a)(ii)) shall bear interest at a rate of the Prime Rate plus five percent (5.00%) per annum (calculated on the basis of a three hundred sixty (360) day year and actual days elapsed) from the due date until paid in full or, if less, the maximum interest rate permitted by Applicable Law.

Section 2.03Purchaser Payments; Conditions Precedent.

(a)Purchaser Payments.  In each case subject to the applicable conditions precedent in clause (b), which may be waived by the Required Purchasers in their sole discretion:

(i)On the First Purchaser Payment Date, each Purchaser shall pay to the Company, and the Company shall accept, such Purchaser’s Pro Rata Portion of the First Payment (less any then unpaid Reimbursable Expenses) by wire transfer of immediately available funds.

(ii)On the Second Purchaser Payment Date, each Purchaser shall pay to the Company, and the Company shall accept, such Purchaser’s Pro Rata Portion of the Second Payment (less any then unpaid Reimbursable Expenses) by wire transfer of immediately available funds.

(iii)On the Third Purchaser Payment Date, at the Company’s option, each Purchaser shall pay to the Company, and the Company shall accept, such Purchaser’s Pro Rata Portion of the Third Payment (less any then unpaid Reimbursable Expenses) by wire transfer of immediately available funds.

(iv)On any Additional Payment Date, at the Company’s option and subject to the consent of the Required Purchasers, in their sole discretion, each Purchaser shall pay to the Company such Purchaser’s pro-rata share (as agreed among the Purchasers providing such Additional Payment) of the Additional Payment requested by the Company for such Additional Payment Date (less any then unpaid Reimbursable Expenses) by wire transfer of immediately available funds. For the avoidance of doubt, nothing in this Agreement or any transaction document shall be construed to require any Purchaser to make an Additional Payment at any time.

(b)Conditions Precedent.

(i)Conditions Precedent to the Effective Date.  The Company and each other Obligor, as applicable, shall have delivered to the Purchaser Agent:

(A)this Agreement, duly executed by the Company;

(B)the Security Agreement, duly executed by the Company;

(C)a UCC-1 financing statement in proper form for filing against each Obligor;

(D)a short-form security agreement in respect of the Product Intellectual Property;

(E)a completed Perfection Certificate, duly executed by the Company;

(F)one or more legal opinions of counsel to the Company;

(G)the Common Stock Purchase Agreement, duly executed by the Company;

(H)a secretary’s certificate executed by an officer of each Obligor attaching certified organizational documents, certificates of good standing and incumbency certificates of each Obligor and resolutions of the governing body of each Obligor authorizing such Obligor to enter into the Transaction Documents and perform the transactions contemplated thereby;

(I)all consents required (if any) by the Obligors under any Material Contracts, Applicable Law, the organizational documents of the Obligors and Governmental Authorities; and

(J)copies of all Material Contracts and all amendments of such Material Contracts as of and through the Effective Date.

(ii)Conditions Precedent to the First Payment.  The Company and each other Obligor shall have delivered to the Purchaser Agent:

(A)duly executed Control Agreements in respect of each of the deposit accounts and securities accounts of the Company and the Subsidiary Guarantors (other than Excluded Accounts);

(B)to the extent there are changes to the information provided therein since the Effective Date, an update to the Perfection Certificate duly executed by the Company; and

(C)an officer’s certificate, certifying as to the conditions in Section 2.03(b)(vi)(A) and (B).

(iii)Conditions Precedent to the Second Payment.

(A)The First Payment shall have occurred;

(B)The FDA Application Acceptance Date shall have occurred on or prior to [...***...];

(C)The Company shall have delivered to the Purchaser Agent written notice of the FDA Application Acceptance Date within five (5) Business Days of the occurrence thereof, together with any information requested by the Purchaser Agent, and the Purchaser Agent shall have been reasonably satisfied that the FDA Application Acceptance Date has occurred; and

(D)The Company shall have delivered to the Purchaser Agent an officer’s certificate certifying as to the conditions in Section 2.03(b)(vi)(A) and (B).

(iv)Conditions Precedent to the Third Payment.

(A)The First Payment shall have occurred;

(B)The Second Payment shall have occurred;

(C)The FDA Approval Date shall have occurred on or prior to [...***...];

(D)The Company shall have delivered to the Purchaser Agent written notice of the FDA Approval Date within five (5) Business Days of the occurrence thereof, together with any information requested by the Purchaser Agent, and the Purchaser Agent shall have been reasonably satisfied that the FDA Approval Date has occurred; and

(E)The Company shall have delivered to the Purchaser Agent, an officer’s certificate certifying as to the conditions in Section 2.03(b)(vi)(A) and (B).

(v)Conditions Precedent to each Additional Payment.

(A)The First Payment shall have occurred;

(B)The Company shall have requested, not less than thirty (30) Business Days (or such shorter amount as is agreed by the Purchaser Agent in its sole discretion) prior to the proposed Additional Payment Date, that the Purchasers make an Additional Payment, which request shall have specified the Additional Payment Date (which shall be on or before December 31, 2022) and the amount of the Additional Payment which (taken together with all other Additional Payments) shall not exceed $50,000,000, and all Purchasers, in their sole discretion, shall have agreed to provide a portion of such Additional Payment on such Additional Payment Date; and

(C)All other conditions required by the Purchasers, in their sole discretion, in connection with such Additional Payment shall have been satisfied.

(vi)Conditions Precedent to each Purchaser Payment.

(A)The representations and warranties in Article III hereof shall be true, accurate and complete in all material respects on the date of the applicable payment; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; provided, further, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(B)No Put Option Event shall have occurred and be continuing;

(C)To the extent not deducted from the applicable Purchaser Payment, payment of Reimbursable Expenses then due as specified in Section 2.02(b); and

(D)With respect to the Second Payment, Third Payment and any Additional Payment Date, the Company shall have provided to the Purchaser Agent at least fifteen (15) Business Days (or such shorter period as agreed in writing by Purchaser Agent) advance written notice of the First Purchaser Payment Date, Second Purchaser Payment Date, Third Purchaser Payment Date or Additional Payment Date, as applicable.

(c)Notwithstanding anything to the contrary herein, each Purchaser Commitment shall terminate:

(i) to the extent funded,

(ii)upon the occurrence of a Bankruptcy Event,

(iii)upon the exercise of the Put Option by the Purchasers or the Call Option by the Company, and

(iv)in any event, no later than (A) with respect to the First Payment, the First Purchaser Payment Date, (B) with respect to the Second Payment, (1) [...***...], if the FDA Application Acceptance Date does not occur on or prior to such date or (2) if the FDA Application Acceptance Date occurs on or prior to [...***...], the date which is twenty (20) Business Days after the FDA Application Acceptance Date and (C) with respect to the Third Payment, (1) [...***...], if the FDA Approval Date does not occur on or prior to such date or (2) if the FDA Approval Date occurs on or prior to [...***...], the date which is twenty (20) Business Days after the FDA Approval Date.

(d)For the avoidance of doubt, each of the conditions precedent in Section 2.03 may be waived by the Required Purchasers in their sole discretion.

Section 2.04No Assumed Obligations.

Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchasers are acquiring only the Revenue Interests and are not assuming any liability or obligation of the Company or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether under any Transaction Document or otherwise. All such liabilities and obligations shall be retained by and remain obligations and liabilities of the Company or its Affiliates (the “Excluded Liabilities”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser Agent and the Purchasers, as of the Effective Date, the First Purchaser Payment Date, the Second Purchaser Payment Date, the Third Purchaser Payment Date and each Additional Payment Date, as applicable, the following:

Section 3.01Organization.

Each Obligor is a corporation or limited liability company, as applicable, duly incorporated or formed, as applicable, validly existing and in good standing under the laws of its respective jurisdiction of formation and has all corporate or limited liability company powers and all licenses, authorizations, consents and approvals required to carry on its respective business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents. Each Obligor is duly qualified to do business as a foreign corporation or foreign limited liability company, as applicable, and is in good standing in every jurisdiction in which the failure to do so would be reasonably expected to have a Material Adverse Effect. As of the Effective Date, the Subsidiaries of the Company are listed on Schedule 3.01 to the Disclosure Letter.

Section 3.02Authorization.

Each Obligor has all necessary power and authority to enter into, execute and deliver the Transaction Documents to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. Each Transaction Document has been duly authorized, executed and delivered by each Obligor party thereto, and each Transaction Document constitutes the valid and binding obligation of each Obligor party thereto, enforceable against such Obligor in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 3.03Governmental Authorization.

The execution and delivery by each Obligor of the Transaction Documents to which it is a party, and the performance by such Obligor of its obligations thereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Governmental Authority, except for the filing of the UCC Financing Statements and any filings with the SEC.

Section 3.04Ownership.

(a)The Company owns or holds a valid license granting exclusive rights to, all of the Product Intellectual Property, Regulatory Filings and the Regulatory Approvals related to each Included Product free and clear of all Liens (other than Permitted Liens), and no license or covenant not to sue under any such Product Intellectual Property, or right of reference under any such Regulatory Filings, has been granted by the Company to any Third Party, except as set forth on Schedule 3.04(a) to the Disclosure Letter.

(b)The Company, immediately prior to the assignment of the Revenue Interests, owns, and is the sole holder of, all the Revenue Interests and all Collateral, free and clear of any and all Liens (other than Permitted Liens). Except as set forth on Schedule 3.04(b) to the Disclosure Letter or as permitted pursuant to this Agreement, no Obligor has Transferred or granted any Lien in respect of or agreed to Transfer or grant any Lien in respect of, any portion of the Revenue Interests or the Collateral. Except for the sale of the Revenue Interests pursuant hereto and as set forth on Schedule 3.04(b) to the Disclosure Letter, no Person other than the Company has any right to receive any payments in respect of Net Sales or revenues of any Included Product. The Company has the full right to sell, transfer, convey and assign to the Purchasers all of the Company’s rights, title and interests in and to the Revenue Interests to the Purchasers pursuant to this Agreement without any requirement to obtain the consent of any Person, except such consents as are obtained at or prior to the Effective Date. At the Effective Date, the Purchasers shall have acquired good and valid rights and interests in and to the all of the Revenue Interests, free and clear of any and all Liens, subject to the terms of this Agreement.

Section 3.05Financial Statements; No Material Adverse Effect.

(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including material liabilities for Taxes, commitments and Indebtedness.

(b)The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including material liabilities for Taxes, material commitments and Indebtedness.

(c)From the date of the Audited Financial Statements to and including the Effective Date, there has been no Transfer by the Company or any Subsidiary, voluntary or involuntary, of any material part of the business or property of the Company or any Subsidiary, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to the Company or any Subsidiary, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Purchasers on or prior to the Effective Date.

(d)The financial statements delivered pursuant to Section 5.02(a) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 5.02(a)) and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(e)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.06No Undisclosed Liabilities.

Except for those liabilities (a) identified in the Financial Statements (including the notes thereto) and/or in any current or periodic filing made by the Company with the SEC or incurred in the ordinary course of business since the date of the most recent Financial Statements; (b) Permitted Indebtedness; or (c) in connection with the Obligations under the Transaction Documents, there are no material liabilities of the Company or its Subsidiaries related to any Included Product, of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable.

Section 3.07Solvency; No Fraudulent Transfer.

The Company and the Subsidiaries, taken as a whole, are not insolvent as defined in any statute of the United States Bankruptcy Code or in the fraudulent conveyance or fraudulent transfer statutes of the State of Delaware. Assuming consummation of the transactions contemplated by the Transaction Documents, (a) the present fair saleable value of the Company’s and the Subsidiaries’ assets is greater than the total amount of liabilities of the Company and the Subsidiaries as such liabilities mature, (b) the Company and the Subsidiaries, taken as a whole, do not have unreasonably small capital with which to engage in its business, and (c) the Company and the Subsidiaries, taken as a whole, have not incurred, nor do they have present plans to or intend to incur, debts or liabilities beyond their ability to pay such debts or liabilities as they become absolute and matured. No transfer of property was or is being made by any Obligor and no obligation was or is being incurred by any Obligor in connection with the transactions contemplated by this Agreement or the other Transaction Documents with the intent to hinder, delay, or defraud either present or future creditors of such Obligor.

Section 3.08Litigation.

Other than as set forth on Schedule 3.08 to the Disclosure Letter, there is no (a) action, suit, arbitration proceeding, claim, investigation or other proceeding (whether administrative, judicial or otherwise) pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or (b) any governmental inquiry pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary, in each case with respect to clauses (a) and (b) above, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.08 to the Disclosure Letter, there is no action, suit, arbitration proceeding, claim, investigation, governmental inquiry or other proceeding (whether administrative, judicial or otherwise) pending or, to the Knowledge of the Company, threatened against the Company, any Subsidiary or any other Person relating to the Revenue Interests, any Included Product or any other Collateral.  Schedule 3.08 to the Disclosure Letter may be updated from time to time by written notice from the Company to the Purchaser Agent.

Section 3.09Compliance with Laws.

Neither the Company nor any Subsidiary (a) is in violation of, has violated, or to the Knowledge of the Company, is under investigation with respect to, or (b) has been threatened to be charged with or been given notice of any violation of any law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license entered by any Governmental Authority applicable to, the Company or any of its Subsidiaries, the Revenue Interests or any Included Product or any other Collateral, in each case which could reasonably be expected to have a Material Adverse Effect.

Section 3.10Conflicts; Adverse Agreements.

Except as set forth on Schedule 3.10 to the Disclosure Letter, neither the execution and delivery of any of this Agreement or the other Transaction Documents to which any Obligor is a party nor the performance or consummation of the transactions contemplated hereby or thereby will: (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (i) any law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Company or any Subsidiary or any of their respective assets or properties may be subject or bound; or (ii) any contract, agreement, commitment or instrument to which the Company or any Subsidiary is a party or by which the Company or its Subsidiary or any of their respective assets or properties is bound or committed including, without limitation, any Existing Upstream License; (b) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the articles or certificate of incorporation or bylaws (or other organizational or constitutional documents) of the Company or any Subsidiary; (c) except for the filing of the UCC Financing Statements and any other notices of security or notices of charge required hereunder and filings with the United States Patent and Trademark Office, require any notification to, filing with, or consent of, any Person or Governmental Authority, except such consents that are obtained at or prior to the Effective Date; (d) give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, any Subsidiary or any other Person or to a loss of any benefit relating to the Revenue Interests; or (e) other than pursuant to, or any other Transaction Document, result in the creation or imposition of any Lien on (i) the assets or properties of the Company or any Subsidiaries or (ii) the Revenue Interests or any Collateral except, in the case of the foregoing clauses (a) or (c), as would not, individually or in the aggregate, have a Material Adverse Effect. No Obligor or any of its Subsidiaries is a party to any contractual obligation or subject to any restriction or limitation in any organizational document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

Section 3.11Intellectual Property.

(a)Schedule 3.11(a) to the Disclosure Letter sets forth, as of the Effective Date, an accurate, true and complete list of all (i) Patents and utility models, (ii) trade names, registered trademarks, registered service marks, and applications for trademark registration or service mark registration, (iii) registered copyrights and (iv) domain name registrations and websites, in each case with respect to clauses (i), (ii), (iii) and (iv) above in this clause (a) that constitute Product Intellectual Property. Except as disclosed therein, to the Knowledge of the Company, except as disclosed therein, each issued Patent and trademark listed on Schedule 3.11(a) to the Disclosure Letter is valid, enforceable and subsisting and has not lapsed, expired, been cancelled or become abandoned, except in the ordinary course of business or where such lapse or abandonment would not reasonably be likely to result in a Material Adverse Effect.

(b)Except for Product Intellectual Property licensed to or owned by any Obligor and set forth on Schedule 3.11(a) to the Disclosure Letter, to the Knowledge of the Company, no other Intellectual Property is necessary to use, Develop, Manufacture, import or Commercialize the Included Products. To the Knowledge of the Company, the use, Development, Manufacture, import or Commercialization of the Included Products does not and will not infringe any Patents or misappropriate any other Intellectual Property that is owned or controlled by a Third Party.

(c)To the Knowledge of the Company, there are no unpaid maintenance, annuity or renewal fees currently overdue for any of the Patents that constitute Product Intellectual Property or which cover compositions of matter, formulation, method of use, method of manufacture and/or processes which relate to the Included Products or alternatives thereto, and that are owned by or licensed to the Company (“Material Patents”).

(d)There is, and has been, no pending, decided or settled opposition, interference proceeding, reexamination proceeding, cancellation proceeding, injunction, claim, lawsuit, declaratory judgment, administrative post-grant review proceeding, other administrative or judicial proceeding, hearing, investigation, complaint, arbitration, mediation, International Trade Commission investigation, decree, or any other filed claim (collectively referred to hereinafter as “Disputes”) related to any of the Material Patents nor has any such Dispute been threatened in writing challenging the legality, validity, enforceability or ownership of any Material Patents. There are no Disputes by any Person or Third Party against the Company, its Affiliates or its Licensees or its licensor, and the Company has not received any written notice or claim of any such Dispute as pertaining to the Included Products.

(e)The Company and its Affiliates have taken commercially reasonable measures and precautions to protect and maintain (i) the confidentiality of all trade secrets with respect to any Included Product that it owns or exclusively licenses and (ii) the value of all Intellectual Property related to any Included Product, except where such failure to take action would not reasonably be expected to have a Material Adverse Effect.

(f)No material trade secret of the Company or its Affiliates with respect to any Included Product has been published or disclosed to any Person except pursuant to a written agreement requiring such Person to keep such trade secret confidential, except where such disclosure would not reasonably be expected to have a Material Adverse Effect.

Section 3.12Regulatory Approvals; Included Products.

(a)The Company and its Affiliates and Licensees have made available to the Purchaser Agent any written reports or other written communications received from a Governmental Authority that would indicate that any Regulatory Agency (A) is likely to revise or revoke any current Regulatory Approval granted by any Regulatory Agency with respect to any Included Product or may not accept for review or grant Regulatory Approval for any Included Product or (B) is likely to pursue any material compliance actions against the Company. To the Knowledge of the Company there are no other facts or circumstances that could reasonably be expected to (i) indicate that any of the events specified in the immediately preceding clauses (A) or (B) may occur or (ii) cause the Company or any of its Subsidiaries to voluntarily revise, withdraw or not apply for any Regulatory Approval.

(b)The Company and its Subsidiaries possess all Regulatory Approvals issued or required by the Regulatory Agencies, which Regulatory Approvals are necessary to conduct the business relating to the Included Products, including to conduct the current clinical trials relating to the Included Products, and neither the Company nor its Subsidiaries has received any notice of proceedings relating to, and there are no facts or circumstances to the Knowledge of the Company that could reasonably be expected to lead to, the revocation, suspension, termination or modification of any such Regulatory Approvals. All applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Regulatory Approval from the FDA or other Regulatory Agency relating to the Company or any Subsidiary, their business operations and Included Products, when submitted to the FDA or other Regulatory Agency were true, complete and correct in all material respects as of the date of submission or any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA or other Regulatory Agency. None of the officers or directors, or, to the Knowledge of the Company, employees or Affiliates of the Company or any Subsidiary or any agent or consultant has (i) made an untrue statement of material fact or fraudulent statement to any Regulatory Agency or failed to disclose a material fact required to be disclosed to a Regulatory Agency; or (ii) committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991).

(c)The Company and its Affiliates and Licensees are in compliance with, and have complied with, all applicable federal, state, local and foreign laws, rules, regulations, standards, orders and decrees governing its business, including all regulations promulgated by each Regulatory Agency, the failure of compliance with which could reasonably be expected to result in a Material Adverse Effect; the Company and its Affiliates and Licensees have not received any notice citing action or inaction by any of them that would constitute any non-compliance with any applicable federal, state, local and foreign laws, rules, regulations, or standards, which could reasonably be expected to result in a Material Adverse Effect; and to the Knowledge of the Company, no prospective change in any applicable federal, state, local or foreign laws, rules, regulations or standards has been adopted which, when made effective, could reasonably be expected to result in a Material Adverse Effect.

(d)All preclinical and clinical trials conducted on behalf of the Company or its Affiliates or Licensees relating to each Included Product were conducted in all material respects in compliance with Applicable Law and, in all material respects, in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards. The descriptions and the results of such trials provided to the Purchaser Agent are accurate in all material respects. Neither the Company nor its Affiliates and Licensees has received any notices or correspondence from any Regulatory Agency or comparable authority requiring the termination, suspension, or modification or clinical hold of any clinical trials conducted by or on behalf of the Company or its Affiliates and Licensees with respect to any Included Product.

(e)Neither the Company nor any of its Affiliates or Licensees have received any notices from, (i) any Governmental Authority or (ii) any pricing and reimbursement representative of any Person, in each case exercising authority with respect to pricing and reimbursement for the Included Products, that have resulted in any non-coverage decision in respect of, or material reduction in the expected pricing of, the Included Products.

(f)All manufacturing operations conducted by or on behalf of the Company and its Affiliates and Licensees relating to the Included Products have been and are being conducted in compliance with current good manufacturing practices set forth in 21 C.F.R. Parts 210 and 211 and applicable FDA guidance documents. Without limiting the generality of the foregoing, with respect to any Included Product being tested or manufactured by the Company and its Subsidiaries, as of the Effective Date, to the Knowledge of the Company, neither the Company nor any Subsidiary has received any written notice from any applicable Governmental Authority, including the FDA, that such Governmental Authority is conducting an investigation or review of (i) the Company and its Subsidiaries’ (or any third party contractors therefor) manufacturing facilities and processes for manufacturing such Included Product or the marketing and sales of such Included Product, in each case which have identified any material deficiencies or violations of Applicable Laws or the permits related to the manufacture, marketing and/or sales of such Included Product that could reasonably be expected to result in a Material Adverse Effect, or (ii) any such Regulatory Approval that could be reasonably expected to result in a revocation or withdrawal of such Regulatory Approval, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing, manufacturing, marketing or sales of such Included Product by the Company and its Subsidiaries should cease or that such Included Product should be withdrawn from the marketplace. Between May 2, 2018 and the Effective Date, neither the Company nor any Subsidiary of the Company has experienced any significant failures in the manufacturing of any Included Product for commercial sale that has had or could reasonably be expected to have, if such failure occurred again, a Material Adverse Effect.

(g)Neither the Company, its Affiliates, its Licensees nor their respective officers, employees or agents, has been convicted of any crime or engaged in any conduct for which (i) debarment is mandated by 21 U.S.C. § 335a(a) or authorized by 21 U.S.C. § 335a(b); or (ii) exclusion is required pursuant to 42 U.S.C. § 1320a-7b and related regulations, nor is any such debarment or exclusion threatened or pending.

(h)Neither the Company nor any Subsidiary has received from the FDA, at any time since May 2, 2018, a Warning Letter, Form FDA-483, “Untitled Letter,” or similar written correspondence or notice alleging violations of laws and regulations enforced by the FDA, or any comparable correspondence from any other Governmental Authority with regard to any Included Product or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and if determined adversely to the Company or such Subsidiary could reasonably be expected to have a Material Adverse Effect.

(i)Since May 2, 2018, (i) there have been no Safety Notices, (ii) to the Company’s knowledge, there are no unresolved material product complaints with respect to the Included Products which could reasonably be expected to have a Material Adverse Effect, and (iii) to the Company’s knowledge, there are no facts that would be reasonably likely to result in (A) a material Safety Notice with respect to the Included Products, (B) a material change in the labeling of any of the Included Products, or (C) a termination or suspension of marketing of maralixibat.

(j)The Company and its Affiliates and Licensees are in material compliance with all applicable federal, state and local laws and regulations regarding the privacy and security of health information and electronic transactions, including, to the extent applicable, the Health Insurance Portability and Accountability Act (HIPAA), and has implemented adequate policies, procedures and training designed to assure continued compliance and to detect non-compliance.

(k)All of the Included Products that exist as of the Effective Date are listed on Schedule 3.12(g) to the Disclosure Letter.

(l)The Company has made available to the Purchasers all Regulatory Approvals and all material correspondence with Governmental Authorities (including the FDA) with respect to such

Regulatory Approvals, with respect to the Included Products and all requested documents related to the Included Products in each case in the possession and control of the Company or its Subsidiaries.  The Company has not withheld any document or information with respect to the Included Products that could reasonably be considered to be material to the Purchasers’ decision to provide the financing contemplated by this Agreement.

Section 3.13Material Contracts.

Schedule 3.13 to the Disclosure Letter (which may be updated by the Company from time to time by written notice to the Purchaser Agent) sets forth a true and complete list of all Material Contracts.  The Company has made available to Purchasers correct and complete copies of all Material Contracts. Neither the Company nor its Affiliates is in breach of any Material Contract or in default under any Material Contract which breach or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  There is no event or circumstance that with notice or lapse of time, or both, would reasonably be expected to (a) constitute a breach or default by the Company and/or its Affiliates or (to the Knowledge of the Company) any other party under any Material Contract, (b) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (c) give any Person the right to accelerate the maturity or performance of any Material Contract or (d) give any Person the right to cancel, terminate or modify any Material Contract. To the Knowledge of the Company, nothing has occurred and no condition exists that would permit any other party thereto to terminate any Material Contract. Neither the Company nor its Affiliates has received any notice or, to the Knowledge of the Company, any threat (in writing) of termination of any such Material Contract. To the Knowledge of the Company, no other party to a Material Contract is in breach of or in default under such Material Contract which breach or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. All Material Contracts are valid and binding on the Company and its Affiliates and, to the Knowledge of the Company, on each other party thereto, and are in full force and effect.  To the Knowledge of the Company, the Existing CMC Contracts and the Existing Supply Contracts, taken together, are sufficient to support the Manufacture of maralixibat for its commercial launch and forecasted supply through the first three (3) years following the FDA Approval Date.

Section 3.14Place of Business.

The Company’s principal place of business, chief executive office and each office where each of the Company and its Subsidiaries keeps its records regarding the Collateral are, as of the Effective Date, each set forth on Schedule 3.14 to the Disclosure Letter. None of the Company (or any predecessor by merger or otherwise) and its Subsidiaries has, within the five (5) year period preceding the date hereof, had a name that differs from its name as of the date hereof.

Section 3.15Customers and Suppliers.

There exists no actual or, to the Knowledge of the Company, threatened (in writing) termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Obligor, on the one hand, and any customer or any group thereof, on the other hand, or (ii) any Obligor, on the one hand, and any supplier or any group thereof, on the other hand, in either case, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.16Rolling Review.

The Company has obtained breakthrough therapy designation for an Included Product for the treatment of pruritus associated with Alagille Syndrome in patients 1 year of age or older and such designation remains in full effect. Neither the Company nor its Affiliates has received any notice from FDA rescinding such breakthrough therapy designation and, to the Knowledge of the Company, there is no threat of FDA rescinding such breakthrough therapy designation. Pursuant to the Company’s breakthrough therapy designation for an Included Product for use in Alagille Syndrome, FDA has agreed to accept portions of the New Drug Application via its rolling review procedure set forth in Section 506(d) of the FFDCA and the May 2014 FDA guidance document, “Expedited Programs for Serious Conditions – Drugs and Biologics, Guidance for Industry.”  As of the Effective Date, the Company has submitted to the FDA all the clinical, nonclinical and related Module 1 documents of a New Drug Application for an Included Product with a prospective indication in Alagille Syndrome. The FDA has not required that such New Drug Application include any clinical trial data from currently ongoing or not yet initiated studies in order to accept for review or approve such New Drug Application. Neither the Company nor its Affiliates has received any notice indicating that the New Drug Application’s rolling review must terminate or cannot continue.

Section 3.17Perfection; Subordination.

The Transaction Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Transaction Documents perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions). The claims and rights of the Purchaser Agent and the Purchasers created by any Transaction Document are not and shall not be subordinated to any creditor of any Obligor or any other Person and the Liens created pursuant to the Transaction Documents will have first ranking priority and will not be subject to any prior ranking or pari passu ranking Lien other than as permitted by this Agreement.

Section 3.18Insurance.

There are in full force and effect insurance policies maintained by reputable insurance companies in accordance with standards customary for companies such as the Company, with coverage of the Company and each of its Subsidiaries in amounts customary for companies of comparable size and condition similarly situated in the same industry as, including product liability insurance, directors and officers insurance and insurance against litigation liability, subject only to such exclusions and deductible items as are usual and customary in insurance policies of such type.

Section 3.19Tax.

Each of the Company and its Subsidiaries has timely filed all income and other material Tax Returns and has paid when due all Taxes shown to be due thereon. There are no Liens in respect of Taxes applicable to the Company or any of its Subsidiaries except Permitted Liens. There is no tax assessment proposed in writing against the Company and its Subsidiaries for a material amount of Taxes that is not being actively contested in good faith and by appropriate proceedings and for which reserves or other appropriate provisions, if any, as are required in conformity with GAAP have been made or provided therefor.

Section 3.20Disclosures.

All written information heretofore furnished to the Purchaser Agent or any Purchaser by or on behalf of the Company for purposes of or in connection with any Transaction Document or any transaction contemplated hereby (including for the avoidance of doubt, all reports required to be filed by the Company under the Securities Exchange Act of 1934), after giving effect to all supplements thereto made prior to the

Effective Date, the First Purchaser Payment Date, the Second Purchaser Payment Date or Third Purchaser Payment Date, as applicable, is or will be, taken as a whole, true, complete and correct in all material respects and the Company has not omitted to state a material fact necessary in order to make such information, taken as a whole, not misleading in light of the circumstances under which they were furnished; provided that projections and other forward looking information are based on estimates believed by management to be reasonable on the date as of which such information is stated or certified (it being understood that forecasts and projections are subject to contingencies and no assurance can be given that any forecast or projection will be realized).

Section 3.21Investment Company Act.

Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

Section 3.22OFAC; Anti-Terrorism Laws.

(a)None of the Company, any Subsidiary of the Company or, to the knowledge of the Company, any Affiliate of the Company is a Person that is, or is owned or controlled by persons that are (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, currently, Crimea, Cuba, Iran, North Korea and Syria).

(b)Each of the Company, its Subsidiaries and respective directors, officers and employees and, to the Knowledge of the Company, the agents of the Company and its Subsidiaries are in compliance with all applicable Sanctions and the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects. The Company and its Subsidiaries have instituted and maintain policies and procedures designed to endure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption law.

Section 3.23Broker’s Fees.

The Company and its Subsidiaries have not taken any action that would entitle any Person to any commission or broker’s fee in connection with this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser represents and warrants to the Company, as of the Effective Date, the following:

Section 4.01Organization.

Such Purchaser is a duly organized and validly existing under the laws of its jurisdiction of organization.

Section 4.02Authorization.

Such Purchaser has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been duly authorized, executed and delivered by such Purchaser and each Transaction Document constitutes the valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 4.03Broker’s Fees.

Such Purchaser has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 4.04Conflicts.

Neither the execution and delivery of this Agreement or any other Transaction Document to which such Purchaser is a party nor the performance or consummation of the transactions contemplated hereby or thereby will: (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (i) any law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which such Purchaser or any of its assets or properties may be subject or bound; or (ii) any contract, agreement, commitment or instrument to which such Purchaser is a party or by which such Purchaser or any of its assets or properties is bound or committed; (b) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the organizational or constitutional documents of such Purchaser; or (c) require any notification to, filing with, or consent of, any Person or Governmental Authority, except, in the case of the foregoing clauses (a) or (c), as would not, individually or in the aggregate, have a material adverse effect on the ability of such Purchaser to perform any of its obligations under the Transaction Documents.

ARTICLE V

COVENANTS

From the date hereof through and including the end of the Revenue Interest Period, the following covenants shall apply:

Section 5.01Notices; Access; Information.

(a)Notices. The Company shall provide the written notice to the Purchaser Agent and the Purchasers of the following events:

(i)Promptly (and in any event within two (2) Business Days) upon Knowledge thereof, the occurrence of any Put Option Event or any breach or default by the Company of any covenant, agreement or other provision of this Agreement, or any other Transaction Document;

(ii)Promptly (and in any event within two (2) Business Days) upon Knowledge thereof, the occurrence of any Material Adverse Effect or any event which could reasonably be expected to have a Material Adverse Effect;

(iii)Promptly (and in any event within five (5) Business Days) upon (A) entry into any new Material Contract or amendment to any Material Contract, which notice shall attach a copy of such Material Contract or amendment to Material Contract and, unless the Company has already publicly disclosed such information, set forth the material terms of such Material Contract or amendment with a description of its likely impact on the Company and its Subsidiaries’ business or financial condition or (B) receipt of notice of, or otherwise obtaining Knowledge of, any default or event of default under, or any termination (other than expiration in accordance with its terms) of, any Material Contract;

(iv)Promptly (and in any event within five (5) Business Days) upon Knowledge thereof, any litigation or proceedings to which the Company or any Subsidiary is a party or which could reasonably be expected to have a Material Adverse Effect or which challenge the validity of the Transaction Documents or any of the transactions contemplated therein;

(v)Promptly upon Knowledge thereof, the occurrence of (i) a manufacturing disruption which has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the level of Net Sales of the Included Products, (ii) any circumstance, event or condition that has resulted in, or could reasonably be expected to result in, a recall of any Included Product, or (iii) any other material adverse effect on the Development, Commercialization or Manufacture of any Included Product;

(vi)Promptly upon Knowledge thereof, any infringement by any Third Party of any Product Intellectual Property and any infringement by any Included Product of any Third Party Intellectual Property;

(vii)Promptly (and in any event within five (5) Business Days of the occurrence thereof), the FDA Application Acceptance Date;

(viii)Promptly (and in any event within five (5) Business Days of the occurrence thereof), the FDA Approval Date or the Company’s receipt of any other Regulatory Approval of an Included Product in the Covered Territory;

(ix)Promptly (and in any event within ten (10) Business Days) of the receipt, any material written communication from the FDA;

(x)Not less than ten (10) calendar days prior thereto, any change in, or amendment or alteration of, any Obligor’s legal name, form of legal entity or jurisdiction of organization;

(xi)To the extent permitted by Applicable Law, promptly following receipt by the Company of any written notice, claim or demand challenging the legality, validity, enforceability or ownership of any of the Product Intellectual Property or pursuant to which any Third Party commences or threatens (in writing) any action, suit or other proceeding against the Company and relating to the Included Product, the Company shall (i) inform the Purchasers in writing of such receipt and (ii) furnish the Purchasers with a copy of such notice, claim or demand, furnish to the Purchasers a written summary describing in reasonable detail the contents thereof; and

(xii)The Company shall promptly (and in any event, within three (3) Business Days) notify the Purchaser of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary.

Notwithstanding anything set forth above to the contrary, if any notice or report required to be furnished pursuant to Section 5.02(a), Section 5.02(a)(iii) or Section 5.02(b)(ii) contains material non-public information (any such notice, a “5.02 Notice”), the Company, instead of delivering such 5.02 Notice to the Purchaser Agent and Purchasers, shall promptly deliver notice to Oberland Capital Management LLC (at kwiggert@oberlandcapital.com and facsimile 212-257-5851, attention: Kristian Wiggert (or such other person as specified by Purchaser Agent in writing from time to time)) that the Company desires to deliver to the Purchaser Agent and Purchasers a 5.02 Notice. Within five (5) Business Days of receipt of such notification, the Purchaser Agent or a Purchaser may either (i) refuse the delivery of such 5.02 Notice, in which case Company’s obligations under Section 5.02 or Section 5.03(b)(ii), as applicable, with respect to such 5.02 Notice shall be deemed satisfied as to the Purchaser Agent or such Purchaser, as applicable, or (ii) direct the delivery of such 5.02 Notice to the Purchaser Agent pursuant to procedures acceptable to the Purchaser Agent (which may be designed to comply with the internal procedures of the Purchaser Agent regarding the use of material non-public information); provided that, Purchaser Agent shall be deemed to have elected option (i) if option (ii) is not elected within such ten (10) Business Day period. If the Company and the Purchaser Agent or the applicable Purchaser agree on such time period, the Company shall promptly deliver to the Purchaser Agent or such Purchaser the information subject to such 5.02 Notice and shall include the applicable material non-public information in a public filing with the SEC within such agreed to time period.

(b)Maintenance of Books and Records. The Company shall keep and maintain, and cause its Affiliates and Licensees to keep and maintain, at all times full and accurate books of account and records adequate to correctly reflect (and in sufficient detail to permit the Purchaser Agent to confirm the accuracy of) all payments paid and/or payable with respect to the Revenue Interests.  Such records shall be kept and maintained for a minimum of seven (7) years from the end of the calendar year to which they pertain.

(c)Inspection Rights.  The Purchaser Agent shall have the right, not more than once a year (so long as no Put Option Event shall have occurred and be continuing), to designate a Third Party independent public accounting firm (the “Purchaser Agent Representative”) to visit the Company’s and its Subsidiaries’ and Licensees’ (subject to all restrictions and limitations thereon contained in any applicable license agreement) offices and properties where the Company and its Subsidiaries and Licensees keep and maintain their books and records relating or pertaining to the Net Sales or the Revenue Interests and the Collateral for purposes of conducting an audit of such books and records, and to inspect and audit such books and records, during normal business hours, and, upon five (5) Business Days’ written notice given by the Purchaser Agent to the Company, the Company will provide such Purchaser Agent Representative reasonable access to such books and records, and shall permit the Purchaser Agent Representative to discuss the business, operations, properties and financial and other condition of the Company or its Affiliates including, but not limited to, matters relating or pertaining to the Revenue Interests and any Collateral with officers of the Company. Notwithstanding the foregoing, after the occurrence and during the continuance of a Put Option Event, the Purchaser Agent shall have the right, as often, at such times and with such prior notice, as the Purchaser Agent shall determine, in its reasonable discretion, to have the Purchaser Agent Representative review the relevant documents and records of the Company and its Subsidiaries.

(d)Purchaser Meetings. During the Revenue Interest Period, the Purchasers shall be entitled to a quarterly update call or meeting (in person, via teleconference or videoconference or at a location designated by the Purchaser Agent) to discuss the reports delivered by the Company pursuant to Section 5.02(a) and the progress of sales and product development and marketing efforts made by the Company pursuant to the Product Plans, the status and the historical and potential performance of the Included Product, any regulatory developments or such other matters that the Purchasers deem appropriate. Notwithstanding the foregoing, after the occurrence and during the continuance of a Put Option Event, the Required Purchasers shall have the right, as often, at such times and with such prior notice, as the Required Purchasers shall determine, in their reasonable discretion, to have such update meetings or inspect any records and operations of the Company and its Affiliates.

(e)Audit Costs. In the event any audit of the books and records of the Company and its Affiliates and Licensees relating to the Revenue Interests and the Collateral by the Purchaser Agent and/or the Purchaser Agent Representative reveals that the amounts paid to the Purchasers hereunder for the period of such audit have been understated by more than five percent (5%) of the amounts determined to be due for the period subject to such audit, then the Audit Costs in respect of such audit shall be borne by the Company which shall reimburse the Purchaser Agent for the Audit Costs; and in all other cases, such Audit Costs shall be borne by the Purchasers.

Section 5.02Reports.

(a)Periodic Reports. The Company shall deliver to the Purchaser Agent the following financial statements:

(i)no later than forty-five (45) days after the last day of each of the first three calendar quarters of each fiscal year, (A) a company prepared unaudited balance sheet as of such quarter end and the related consolidated statements of income (loss) and cash flows for the three (3) month period then ended certified by the chief financial officer of the Company and (B) a statement, on a country-by-country and Included Product-by-Included Product basis, of the amount of gross sales and Net Sales of Included Products during the applicable calendar quarter (including details of the deductions from gross sales taken in accordance with the definition of Net Sales), the calculation of the Applicable Percentage, the calculation of the amount of Revenue Interest Payment due on such sales for such calendar quarter, and the exchange rates used, if applicable;

(ii)no later than ninety (90) days after the last day of each fiscal year, audited consolidated balance sheets of the Company as of such year end and the related consolidated statements income (loss) and stockholders’ equity (deficit) and cash flows for the year then ended, prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from Ernst & Young LLP or other independent certified public accounting firm acceptable to the Purchaser Agent in its reasonable discretion (it being understood that any firm of recognized national standing is acceptable);

(iii)from and after the date hereof, the Company shall provide the Purchaser Agent no later than forty-five (45) calendar days after the end of each calendar quarter, as applicable, a reasonably detailed quarterly report (the “Quarterly Report”) setting forth, with respect to such same period, (a) the Clinical Updates, (b) the Regulatory Updates, (c) the Commercial Updates and (d) the Intellectual Property Updates.  The Company shall also provide the Purchaser Agent with such additional information regarding the updates included in each Quarterly Report as the Purchaser Agent may reasonably request from time to time.  The Company shall prepare and maintain and shall cause its Subsidiaries and any licensees (subject to all restrictions and limitations contained in any applicable license agreement) to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Quarterly Report.  In addition, the Company shall provide the Purchaser Agent with a written or telephonic update within ten (10) calendar days following (1) any significant development with respect to any prior (i) Clinical

Update, (ii) the Regulatory Update, (iii) Commercial Update or (iv) Intellectual Property Update and (2) any serious adverse event in the Clinical Trials;

(iv)as soon as practicable, and in any event not later than sixty (60) days after the commencement of each fiscal year of the Company, beginning with the fiscal year commencing January 1, 2021, an annual business plan and budget of the Company and its Subsidiaries for the then current fiscal year containing, among other things, projections for each quarter of such fiscal year;

(v)no later than five (5) days after each regularly-scheduled quarterly meeting of the Board which occurs prior to the Milestone, the board kit and other materials delivered to the directors in connection with any such meeting; provided that (A) the Company shall not be obligated to deliver the portion of such materials which pertain to any potential refinancing of the Obligations or any other debt financings or refinancings and (B) if the Company, upon the advice of counsel, reasonably determines that any such information constitutes attorney-client privileged information and the disclosure thereof would adversely impair the attorney-client privilege with respect to such information, then the Company will permit the Purchaser Agent and the Purchasers to enter into a customary common interest agreement with respect to such information and, unless and until the Purchaser Agent and the Purchasers have entered into such agreement, the Company shall be entitled to withhold delivery of, or redact, any such portions of such materials from the Purchaser Agent and the Purchasers; provided that, in the case of privileged information, the Company shall disclose that information is being withheld on the foregoing basis;

(vi)promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of the Company or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement;

(vii)promptly, and in any event, within five (5) Business Days after receipt thereof by the Company or any Subsidiary thereof, (A) copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other material inquiry by such agency regarding financial or other operational results of the Company or any Obligor and (B) copies of any material written correspondence or any other material written communication from the FDA or any other regulatory body; and

(viii)as soon as practicable upon the reasonable request of the Purchasers, copies of the most recent monthly statements for each deposit account, securities account and other bank account of the Company and its Subsidiaries.

Any documents required to be delivered pursuant to this Section 5.02(a) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (A) the Company posts such documents, or provides a link thereto, on Company’s website on the internet at Company’s website address or (B) such documents are posted on Company’s behalf on the internet or an intranet website, if any, to which Purchaser Agent and the Purchasers have access.

(b)Reconciliation Reports; Updates.  Concurrently with the delivery of financial statements pursuant to Section 5.02(a) above, the Company shall produce and deliver to the Purchaser Agent:

(i) a Reconciliation Report for such quarter or year, together with a certificate of the Company, certifying that to the Knowledge of the Company (i) such Reconciliation Report is a true and complete copy and (ii) any statements and any data and information therein prepared by the

Company are true, correct and accurate in all material respects. Upon request by the Purchaser Agent, the Company and the Purchaser Agent shall meet in person or by teleconference to discuss each Reconciliation Report;

(ii)the insurance binder or other evidence of insurance for any insurance coverage of the Company or any Subsidiary that was renewed, replaced or modified during the period covered by such Quarterly Report; and

(iii)within a reasonable time after the receipt by the Purchaser Agent or the Purchasers of any report or notice from the Company or upon the occurrence of any material event affecting the Company, the Company shall provide such other information about such report, notice or material event as any Purchaser or the Purchaser Agent may from time to time reasonably request.

Section 5.03Compliance with Law; Existence and Maintenance of Properties; Material Contracts; Payment of Obligations.

(a)The Company shall, and shall cause its Subsidiaries to, (i) comply with all material federal, state, local and foreign laws, regulations and orders applicable to the Company or any Subsidiary or any of their respective assets, including all Environmental Laws, (ii) obtain and maintain any and all material licenses, permits, franchises, governmental authorizations, Intellectual Property or other rights necessary for the ownership of its properties and the advantageous conduct of its business and as may be required from time to time by Applicable Law and (iii) maintain each material Regulatory Approval necessary to sell the Included Products within the Covered Territory, except in the case of (i) or (ii) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)The Company shall, and shall cause its Subsidiaries to, (i) maintain and preserve in full force and effect its legal existence, its good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and its qualification to do business in every other jurisdiction where the nature of its business or its properties makes such qualification necessary (except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect); and (ii) maintain all material tangible properties in good working order and condition (normal wear and tear and damage by casualty excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or, in the good faith judgment of the Company, are no longer useful or desirable in the conduct of the business; provided, clause (i) of this Section 5.03(b) shall not restrict (i) mergers among Obligors (provided if the Company is party to such a merger it shall be the surviving Person), (ii) mergers among non-Obligor Subsidiaries, (iii) mergers of non-Obligors into Obligors (provided if an Obligor is party to such a merger it shall be the surviving Person) and (iv) Transfers permitted by Section 5.10(x).

(c)Each of the Company and its Subsidiaries shall pay and discharge (i) prior to the date on which penalties attach thereto, all federal and state and other material Taxes imposed upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or its Subsidiaries, (ii) as the same shall become due and payable, all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens), and (iii) prior to the date on which such Indebtedness shall become delinquent or in default, all material Indebtedness, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 5.04Confidentiality; Public Announcement.

(a)All Confidential Information furnished by the Purchaser Agent or any Purchaser to the Company or by the Company to the Purchaser Agent or any Purchaser in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby, as well as the terms, conditions and provisions of this Agreement and any other Transaction Document, shall be kept confidential by the Company, the Purchaser Agent and the Purchasers, as applicable. Notwithstanding the foregoing, the Company, the Purchaser Agent and the Purchasers may disclose Confidential Information to their partners, directors, employees, managers, officers, investors, bankers, advisors, trustees and representatives, provided that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to the terms of this Section 5.04(a); provided, further, that unless a Put Option Event, or any event that with the giving of notice or passage of time would constitute a Put Option Event, has occurred and is continuing, no such disclosure shall be made to any Disqualified Person. The Company will consult with the Purchaser Agent, and the Purchaser Agent will consult with the Company, on the form, content and timing of any such disclosures of Confidential Information of the other party, including, without limitation, any disclosures made pursuant to applicable securities laws or made to investment or other analysts.  Notwithstanding the foregoing, the foregoing restrictions shall not apply to information that (A) is already in the public domain at the time the information is disclosed (other than as a result of its improper disclosure by the Company, the Purchaser Agent, any Purchaser or their respective Affiliates and representatives), (B) thereafter becomes lawfully obtainable from other sources who are not under an obligation of confidentiality and are not otherwise prohibited from disclosing such information by a contractual, legal or fiduciary obligation, (C) is required to be disclosed in any document filed with any Governmental Authority, (D) is required to be disclosed under securities laws, rules and regulations applicable to the Company or pursuant to the rules and regulations of any securities exchange or trading system on which securities of the Company may be listed for trading or (E) is requested or required by Governmental Authorities who have jurisdiction or supervisory oversight of the a party and/or its Affiliates, whether pursuant to exam, audit, inquiry, request or general supervisory oversight. Notwithstanding the foregoing, in the event a party is required to make a disclosure of another party’s Confidential Information pursuant to (C) or (D) of the foregoing sentence, it will, except where illegal or impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts.

(b)Except as required by law or the rules and regulations of any securities exchange or trading system or the FDA or any Governmental Authority with similar regulatory authority, or except with the prior written consent of the other party (which consent shall not be unreasonably withheld), no party shall issue any press release or make any other public disclosure with respect to the transactions contemplated by this Agreement or any other Transaction Document; provided, however, that the Company and the Purchaser Agent shall jointly prepare a press release for dissemination promptly following the Effective Date.

(c)The rights to review, consult with or consent, as applicable and as set forth in this Section 5.04, with respect to any disclosures shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material changes in the disclosure since the date of the previous disclosure.

Section 5.05Security Interest.

During the Revenue Interest Period, and at all times until the Obligations are paid and performed in full (other than contingent indemnity obligations for which no claim has been made), each Obligor shall grant in favor of the Purchaser Agent, for the benefit of the Purchasers, a valid, continuing, first perfected lien on and security interest in the Collateral described in the Security Agreement.

Section 5.06Further Assurances; Creation/Acquisition of Subsidiaries; Additional Collateral; Control Agreements.

(a)Without limiting the obligations of the Company in the Security Agreement or in the other Transaction Documents, the Company hereby agrees to take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Purchaser Agent may reasonably request from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Transaction Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Obligor and its Subsidiaries (other than Excluded Foreign Subsidiaries so long as such Subsidiaries remain Excluded Foreign Subsidiaries) intended to be Collateral hereunder free and clear of Liens (other than Permitted Liens) and to assign the Revenue Interests to the Purchasers, (iii) to establish and maintain the validity and effectiveness of any of the Transaction Documents and the validity, perfection and priority of the Liens intended to be created thereby (including, without limitation, making all filings and registrations) and the assignment of the Revenue Interests to the Purchasers under the Security Agreement, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Purchaser the rights now or hereafter intended to be granted to it under this Agreement or any other Transaction Document.  In furtherance of the foregoing, to the maximum extent permitted by Applicable Law, the Company (i) authorizes the Purchaser Agent to execute any such agreements, instruments or other documents in each Obligor’s name and to file such agreements, instruments or other documents in any appropriate filing office if any Obligor refuses or fails to execute or deliver any of the above reasonably requested agreements, instruments or documents within ten (10) days of the Purchaser Agent’s request to do so and (ii) authorizes the Purchaser Agent to file any financing statement required hereunder or under any other Transaction Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Obligor.

(b)The Company and the Purchasers shall cooperate and provide assistance as reasonably requested by the other party hereto, at the expense of such other party hereto (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the other party hereto, any of its Affiliates or controlling persons or any of their respective officers, directors, equityholders, controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the transactions contemplated herein or therein or the Revenue Interests but in all cases excluding any litigation brought by the Company or its Affiliates against the Purchaser or brought by the Purchaser (for itself or on behalf of any Indemnified Party) against the Company.

(c)In the event the Company or any of its Subsidiaries creates or acquires any Domestic Subsidiary or any Material Foreign Subsidiary, the Company shall provide five (5) days prior written notice to the Purchaser Agent of the creation or acquisition of such new Subsidiary and, if such Subsidiary holds or will hold any Collateral, promptly (and in any event no later than earlier of any Transfer of such assets to such Subsidiary and thirty (30) days after the creation or acquisition thereof), take all such action as may be reasonably required by the Purchaser Agent or any Purchaser to cause such Subsidiary to become a Subsidiary Guarantor hereunder, including without limitation by executing and delivering a Guaranty (or a joinder thereto), becoming a party to the Security Agreement and delivering such proof of corporate action, incumbency of officers, opinions of counsel and other documents as requested by the Purchaser Agent.

(d)With respect to any Collateral acquired after the Effective Date by any Obligor that is not already subject to the Lien created by any of the Transaction Documents or specifically excluded from the requirement to be subject to such Lien in the Transaction Documents, the Company shall promptly (and in any event within thirty (30) days after the acquisition thereof) (i) execute and deliver to the Purchaser Agent such amendments or supplements to the relevant Transaction Documents or such other documents as the Purchaser Agent shall deem necessary or advisable to grant for its benefit, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected in accordance with all applicable requirements of Applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Purchaser Agent. The Company shall, and shall cause each other Obligor to, otherwise take such actions and execute and/or deliver to the Purchaser Agent such documents as the Purchaser Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Agreement on such after-acquired properties.

(e)The Company shall not, and shall not permit any other Obligor to, maintain or establish any bank accounts other than the bank accounts set forth on Schedule 5.06(d) to the Disclosure Letter (which bank accounts constitute all of the deposit accounts, securities accounts or other similar accounts maintained by the Obligors on the Effective Date), unless (i) Purchaser Agent is provided at least ten (10) Business Days’ prior written notice and (ii) Purchaser Agent, such Obligor and the bank or other financial institution at which the account is to be opened or maintained enter into a Control Agreement regarding such bank account within thirty (30) days following the opening of such new bank account; provided that the foregoing requirement to deliver a Control Agreement shall not apply to any Excluded Account, whether now existing or opened hereafter; provided, further, that in the event that any Excluded Account cease to be an Excluded Account it shall be subject to the requirement to deliver a Control Agreement as if such account was opened on the day it ceased to be an Excluded Account.

Section 5.07Put Option; Call Option.

(a)Put Option.  Upon the occurrence of a Put Option Event, the Required Purchasers shall have the right, but not the obligation (the “Put Option”), to require the Company to repurchase from the Purchasers all, but not less than all, of the Revenue Interests at the Put/Call Price. In addition, upon the occurrence of a Put Option Event, the Purchaser Agent may, and at the direction of the Required Purchasers shall, terminate the Purchaser Commitments. In the event that the Required Purchasers elect to exercise the Put Option, the Required Purchasers shall, or shall direct the Purchaser Agent to, deliver written notice to the Company specifying the closing date which date shall be ten (10) days from such notice date (the “Put Option Closing Date”). On the Put Option Closing Date, the Company shall repurchase from the Purchasers the Revenue Interests at the Put/Call Price in cash, the payment of which shall be made by wire transfer of immediately available funds to the account designated by the Purchasers. Notwithstanding anything to the contrary contained herein, immediately upon the occurrence of a Bankruptcy Event, each Purchaser shall be deemed to have automatically and simultaneously elected to terminate the Purchaser Commitments and have the Company repurchase from such Purchaser the Revenue Interests for the Put/Call Price in cash and the Purchaser Commitments shall immediately terminate and the Put/Call Price shall be immediately due and payable without any further action or notice by any party.  For the avoidance of doubt, any Purchaser’s election not to exercise the Put Option with respect to a given Put Option Event will not preclude such Purchaser from exercising the Put Option with respect to a continuing or subsequent Put Option Event.

(b)Call Option.  At any time after the First Purchaser Payment Date, the Company shall have the right, but not the obligation (the “Call Option”), exercisable upon ten (10) days’ written notice to the Purchasers, to repurchase, all, but not less than all, of the Revenue Interests from the Purchasers at a repurchase price equal to the Put/Call Price; provided that such written notice delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, or the occurrence of some other financing or acquisition, in which case such notice may be revoked by the Company (by notice to the Purchaser Agent prior to the specified effective date of the Call Option) if such condition is not satisfied. In order to exercise the Call Option, the Company shall deliver written notice to the Purchaser Agent and Purchasers of its election to so repurchase the Revenue Interests not less than ten (10) days prior to the proposed closing date (the “Call Closing Date”). Upon delivery of such notice all Purchaser Commitments shall terminate and on the Call Closing Date, the Company shall repurchase from the Purchasers the Revenue Interests at the Put/Call Price, the payment of which shall be made by wire transfer of immediately available funds to the account designated by the Purchasers.

(c)Purchaser Remedies. Upon the exercise of the Put Option, unless payment of the Put/Call Price has been made when due, the Purchaser Agent and the Purchasers may exercise all rights and remedies available to the Purchaser Agent and the Purchasers as a creditor hereunder and under the other Transaction Documents and Applicable Law (which exercise may be determined in its sole discretion and which such exercise shall not constitute an election of remedies), including enforcement of the Liens created thereby.  For the avoidance of doubt the Put/Call Price shall be due and payable (in the case of an exercise of the Put Option or Call Option, as set forth in this Section 5.07) at any time the Put Option or the Call Option is exercised or the Obligations are otherwise accelerated hereunder for any reason, whether due to acceleration pursuant to the terms of this Agreement, by operation of law or otherwise (including where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, results or would result in a payment, discharge, modification or other treatment of the Revenue Interests that would otherwise evade, avoid, or otherwise disappoint the expectations of the Purchasers in receiving the full benefit of their bargained-for Put/Call Price).  The Company and the Purchasers acknowledge and agree that none of the Put/Call Price shall constitute unmatured interest, whether under Section 502(b)(2) of the United States Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Purchasers receive the benefit of their bargain under the terms of this Agreement. The Company acknowledges and agrees that the Purchasers shall be entitled to recover the full amount of the Put/Call Price in each and every circumstance such amount is due pursuant to or in connection with this Agreement, including in the case of any Bankruptcy Event, so that the Purchasers shall receive the benefit of their bargain hereunder and otherwise receive full recovery as agreed under every possible circumstance, and, to the fullest extent permitted by maximum law, the Company hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. The Company further acknowledges and agrees, and, to the fullest extent permitted by maximum law, waives any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Purchasers may suffer or incur resulting from or arising in connection with any breach hereof or thereof by the Company shall constitute secured obligations owing to the Purchasers.

(d)Right of Set-off; Sharing of Set-off. If any amount payable hereunder is not paid as and when due, the Company irrevocably authorizes the Purchasers to proceed, to the fullest extent permitted by Applicable Law, without prior notice, by right of set-off, counterclaim or otherwise, against any assets of the Company in any currency that may at any time be in the possession of the Purchaser Agent, any Purchaser or any of their respective Affiliates, to the full extent of all amounts payable to the Purchasers hereunder; provided, however, that the Purchaser Agent shall notify the Company of the exercise of such right promptly following such exercise.

(e)Rights Not Exclusive. The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by this Agreement or Applicable Law.

(f)Obligations of Purchaser Agent.  In connection with the consummation of a repurchase of the Revenue Interests pursuant to the Put Option or the Call Option, the Purchaser Agent agrees that it will, at the cost and expense of the Company, concurrently with receipt by each Purchaser of payment in full of its Pro Rata Portion of the Put/Call Price (i) execute and deliver to the Company such UCC termination statements and other documents as may be necessary to release the Purchaser Agent’s Lien on the Revenue Interests Collateral and otherwise give effect to such repurchase and (ii) take such other actions or provide such other assistance as may be necessary to give effect to such repurchase.

Section 5.08Intellectual Property; Regulatory Approvals.

(a)The Company shall, at its sole expense, either directly or by causing any Subsidiary or Licensee (subject to all restrictions and limitations contained in any applicable license agreement) to do so, use commercially reasonable efforts (including taking legal action to specifically enforce the applicable terms of any License Agreement) to prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary to diligently maintain the Material Patents. The Company shall use commercially reasonable efforts to ensure that all patent applications corresponding to the Material Patents are diligently prosecuted with the intent to protect the Included Products. The Company shall use commercially reasonable efforts to diligently defend or assert all Intellectual Property owned by or licensed to the Company and relating to the Included Products against infringement or interference by any other Persons, and against any claims of invalidity or unenforceability (including, without limitation, by bringing any legal action for infringement or defending any claim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-enforceability), except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Company shall not, and shall use its commercially reasonable efforts to cause any Licensee (subject to all restrictions and limitations contained in any applicable license agreement) not to, disclaim or abandon, or fail to take any action necessary to prevent the disclaimer or abandonment of, the Material Patents, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)In the event that the Company becomes aware that any Included Product infringes or violates any Intellectual Property that is owned or controlled by a Third Party, the Company shall use commercially reasonable efforts to attempt to secure the right to use such intellectual property on behalf of itself and any affected Licensee, as applicable, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and shall pay all reasonable costs and amounts associated with obtaining any such license, without any reduction in the Revenue Interests.

(c)The Company shall directly, or through a Subsidiary or Licensee (subject to all restrictions and limitations contained in any applicable license agreement), take any and all actions and prepare, execute, deliver and file any and all agreements, documents or instruments to secure and maintain, all applicable Regulatory Approvals, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Company shall provide notice to the Purchaser Agent of any Regulatory Approvals received in respect of any Included Product after the Effective Date promptly after receipt thereof.

(d)Neither the Company nor any of its Subsidiaries shall enter into any License Agreement (other than agreements described in clause (c) or (d) of the definition of Permitted Licenses) covering the United States.

Section 5.09Use of Proceeds.

The Company shall use (i) a majority of the proceeds of the Purchaser Payments (other than any Additional Payments) for the Development, Commercialization and Manufacture of the Included Products and (ii) the proceeds of any Additional Payments for Permitted Investments mutually agreed between the Company and the Purchasers; provided that for the avoidance of doubt the company shall be entitled to maintain cash, cash equivalents and Investments permitted by clause (b) of the definition of Permitted Investments pending the incurrence of the foregoing expenses.

Section 5.10Protective Covenants.

(a)Neither the Company nor any of its Subsidiaries shall, without the prior written consent of the Purchaser Agent:

(i)forgive, release or compromise any material amount owed to the Company or any Subsidiary and relating to the Revenue Interests;

(ii)waive, amend, cancel or terminate, exercise or fail to exercise, any of its material rights constituting or relating to the Revenue Interests (including any rights under any Material Contract);

(iii)create, incur, assume or suffer to exist any Indebtedness, except for Permitted Indebtedness;

(iv)create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Company and its Subsidiaries, or agree to do or suffer to exist any of the foregoing, except for Permitted Liens;

(v)make or permit to exist any Investment, except for Permitted Investments;

(vi)declare or make, directly or indirectly, any Restricted Payment, except that:

(A)each Subsidiary may make Restricted Payments to any Obligor

(B)the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Equity Interests of such Person;

(C)the Company may make Restricted Payments to current or former employees as required by employee stock plans in an amount not to exceed $1,000,000 in any fiscal year; and

(D)the Company may make other Restricted Payments in an amount not to exceed $500,000 in any fiscal year;

(vii)make any voluntary or optional payment or prepayment or redemption, cash settlement or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Material Indebtedness of the Company or any Subsidiary (other than the Indebtedness arising under the Transaction Documents);

(viii)engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the Effective Date or any business substantially related or incidental thereto, and reasonable extensions thereof;

(ix)amend, modify or change its Organization Documents in a manner materially adverse to the rights or remedies of the Purchaser Agent or the Purchasers under the Transaction Documents;

(x)Transfer any Collateral, other than

(A)the use of cash and cash equivalents, disposition of inventory and the disposition of obsolete, worn-out or surplus equipment, in each case in the ordinary course of business;

(B)the incurrence of Permitted Liens;

(C)the entry into Permitted Licenses;

(D)the use of cash and cash equivalents to make Permitted Investments;

(E)a Transfer to an Obligor, provided that in the case of a Transfer from an Obligor such Transfer does not impair the Liens of the Purchaser Agent in the Collateral subject to such Transfer;

(F)Transfers from any Obligor to any Subsidiary that is not a Subsidiary Guarantor; provided that (i) the sum of all such Transfers made pursuant to this clause (F) shall not exceed $1,000,000 in the aggregate during any fiscal year and (ii) such Transfers shall not include any Product Asset;

(G)Transfers among Subsidiaries that are not Subsidiary Guarantors;

(H)leases or subleases of real property in the ordinary course of business;

(I)the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(J)the abandonment, cancellation, non-renewal or discontinuance of use or maintenance of immaterial Intellectual Property (or rights relating thereto) that the Company reasonably determines in good faith, and, in respect of immaterial Intellectual Property related to any Included Product, after reasonable consultation with the Purchaser Agent, is desirable in the conduct of its business and not disadvantageous to the interests of the Purchasers, including that such abandonment, cancellation, non-renewal or discontinuance of use or maintenance could not reasonably be expected to have an adverse effect on the Revenue Interests (including, without limitation, timing, amount or duration thereof) or to have a Material Adverse Effect; or

(xi)change its fiscal year end (other than, in the case of any Subsidiary, to conform to the Company’s fiscal year end).

(b)The Company shall not take any action or engage in any transaction (or series of actions or transactions), whether by reorganization, Transfer of assets, merger, dissolution, amendment of organizational documents or otherwise, the primary purpose of which is to evade, avoid or seek to avoid the performance or observance of the covenants, agreements or obligations of the Company under the Transaction Documents.

Section 5.11Insurance; Landlord Waivers; Existing Upstream License Consents; Control Agreements.

(a)The Company shall maintain the current insurance policies with its current insurance companies or comparable policies with comparable insurance companies consistent with industry standards.

(b)Within ninety (90) days following the Effective Date (as may be extended by the Purchaser Agent), the Company shall use reasonable best efforts to provide to the Purchaser Agent a landlord waiver and collateral access agreement with regard to each of the Company’s locations set forth in the Perfection Certificate.

(c)Within ninety (90) days following the Effective Date (as may be extended by the Purchaser Agent), the Company shall use reasonable best efforts to provide to the Purchaser Agent the Existing Upstream License Consents.

(d)Within two (2) Business Days following the Effective Date (as may be extended by the Purchaser Agent), the Company shall provide to the Purchaser Agent duly executed Control Agreements in respect of each of the deposit accounts and securities accounts of the Company and the Subsidiary Guarantors on the Effective Date (other than Excluded Accounts) in the forms attached as Exhibit G of the Disclosure Letter.

Section 5.12Taxes.

(a)Tax Returns. The Company shall timely file (taking into account all extensions of due dates) all income and all other material Tax Returns required to be filed by it and will pay all Taxes shown as due thereon.

(b)Intended Tax Treatment. The Purchasers and the Company agree that (i) the transactions contemplated by this agreement are intended to constitute and shall be treated by the parties as a debt instrument for U.S. federal and applicable state and local income tax purposes, (ii) the yield on such debt instrument shall be determined assuming that the Revenue Interest Period will end when the Purchasers have received 195% of the Cumulative Purchaser Payments (and, as applicable, that the Put/Call Price will be determined pursuant to clause (d) of the definition thereof), and (iii) the payments of interest under such debt instrument qualify as “portfolio interest” within the meaning of Section 871(h)(2) of the Code (clauses (i) through (iii), the “Intended Tax Treatment”). None of the Purchasers or the Company shall take any Tax position inconsistent with the foregoing unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.  UPON WRITTEN REQUEST BY A PURCHASER TO CHIEF FINANCIAL OFFICER, (650) 581-9754, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO SUCH PURCHASER THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF SUCH DEBT INSTRUMENT.

(c)IRS Withholding Form. On or prior to the Effective Date, each Purchaser shall deliver to the Company, (i) in the case of a U.S. Purchaser, a duly completed and valid IRS Form W-9 certifying that such Purchaser is a United States person, as such term is defined in Section 7701(a)(30) of the Code, that is exempt from U.S. federal backup withholding, (ii) in the case of a Non-U.S. Purchaser claiming treaty benefits under a double taxation treaty to which the United States is a party, a duly completed and valid IRS Form W-8BEN or IRS Form W-8BEN-E establishing a zero percent (0%) withholding rate with respect to the Revenue Interest Payments and, if applicable, payment of the Put/Call Price, (iii) in the case of a Non-U.S. Purchaser claiming the benefits for the exemption for portfolio interest under Section 881(c) of the Code, (x) a certification that such Non-U.S. Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code and (y) a duly completed and valid IRS Form W-8BEN or IRS Form W-8BEN-E, (iv) a duly completed and valid IRS Form W-8IMY to which the form(s) set forth in the preceding clause (i), (ii) or (iii) are attached, or (v) other applicable IRS Form W-8 that indicates no withholding is required with respect to the Revenue Interest Payments and, if applicable, payment of the Put/Call Price, (in each case ((i) through (v)), the “IRS Withholding Form”), and each Purchaser (and its successors and assigns) shall provide an updated IRS Withholding Form to the Company throughout the Revenue Interest Period whenever required in order for the Company to have on file a duly completed and valid IRS Withholding Form indicating that no withholding is required with respect to the Revenue Interest Payments and, if applicable, payment of the Put/Call Price.

(d)Withholding.

(i)Provided that each Purchaser satisfies its obligation to deliver the IRS Withholding Form to the Company pursuant to paragraph (c) of this Section 5.12, the parties hereto acknowledge and agree that all amounts payable hereunder shall be paid without deduction or withholding for any Taxes pursuant to any Applicable Law in effect on the Effective Date.  If any Purchaser does not deliver to the Company the IRS Withholding Form described in paragraph (c)(i) of this Section 5.12, except as and to the extent set forth in this Section 5.12(d) in the event of a Change in Law, such Purchaser will indemnify and hold the Company harmless against any Taxes that are determined to have been required to be withheld pursuant to a determination within the meaning of Section 1313(a) of the Code, but that, in accordance with the Intended Tax Treatment, were not withheld in respect of any payment made pursuant to this Agreement. Upon the occurrence of an event described in the last sentence of Section 5.12(d)(ii), if the Purchaser determines in good faith that a reasonable basis exists for contesting any such Taxes required to be withheld by the Company, the Company shall use commercially reasonable efforts to cooperate with such Purchaser in challenging such Tax at the Purchaser’s expense, if so requested by the Purchaser.

(ii)In the event of a Change in Law, (in the absence of a Challenge Event ), to the extent any amount of Tax is required to be withheld in respect of a payment made pursuant to this Agreement, including by a Purchaser to its Tax Affiliate (other than in respect of (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case imposed as a result of such Purchaser’s (or, if applicable, its Tax Affiliate’s) being organized under the laws of, having its principal office or lending office in, or otherwise having a present or former connection with (other than solely as a result of the transactions contemplated by this Agreement), the jurisdiction (or any political subdivision thereof) imposing such Tax, and (ii) withholding Taxes imposed under FATCA), the sum payable by the Company to such Purchaser shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), such Purchaser and, as applicable, its Tax Affiliate receive an amount equal to what they would have received had no such deduction or withholding been made. For the avoidance of doubt, and notwithstanding anything to the contrary in the Agreement, (i) a challenge by a taxing authority to the Intended Tax Treatment based on the application of any Applicable Law in effect on the Effective Date to facts existing on the Effective Date, or (ii) a public pronouncement made or regulation promulgated by a taxing authority interpreting any Applicable Law in effect on the Effective Date as it would apply to facts existing on the Effective Date in a manner directly contrary to the Intended Tax Treatment (a determination within the meaning of Section 1313(a) of the Code with respect to an event described in clause (i), and an event described in clause (ii), each a “Challenge Event”), shall not be a Change in Law.

(iii)If any Purchaser (or, if applicable, its Tax Affiliate) determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which amounts payable to it have been increased pursuant to this Section, it shall pay to the Company an amount equal to such refund (but only to the extent of payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Purchaser (or, if applicable, its Tax Affiliate) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).

(iv)Notwithstanding anything to the contrary in this Agreement, if a Withholding Action is taken by a Purchaser (or its assignee or successor), the Company shall be required to pay additional amounts pursuant to this Section 5.12(d) only to the extent that the Company would have been required to pay such additional amounts pursuant to this Section 5.12(d) (including with respect to a Tax Affiliate of such Person) if such Person had not taken such Withholding Action. For purposes of this Section 5.12(d), “Withholding Action” means (i) a permitted assignment under this Agreement (in whole or in part) by a Purchaser to an Affiliate or Third Party that is tax resident in a country other than the United States; and (ii) a change of tax residency of a Purchaser to a country other than the United States.

(v)If any Purchaser is entitled to additional amounts pursuant to this Section 5.12, then such Purchaser shall use commercially reasonable efforts to assign its rights and obligations hereunder to another of its Affiliates or a Third Party, if, in the reasonable judgment of such Purchaser, such assignment (i) would eliminate or reduce amounts payable pursuant to this Section 5.12 in the future, and (ii) would not subject such Purchaser to any unreimbursed cost or expense and would not otherwise be economically disadvantageous to such Purchaser.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Purchaser in connection with any such assignment.

Section 5.13Commercialization of the Included Product.  The Company shall use Promotional Efforts to prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain, Marketing Authorizations for any Included Product in the Covered Territory. The Company shall not withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any Marketing Authorization.  Following receipt of Marketing Authorization for any Included Product in any country or other regulatory jurisdiction in the Covered Territory, the Company shall use Promotional Efforts in such country or other jurisdiction in the Covered Territory, itself or through one or more Subsidiaries or, as permitted hereunder, Licensees, to Commercialize such Included Product.

Section 5.14Material Contracts.

(a)Each of the Company and its Affiliates shall comply with all material terms and conditions of and fulfill all of its obligations under all the Material Contracts. Neither the Company nor any of its Subsidiaries shall, without the prior consent of the Purchaser Agent, which shall not be unreasonably withheld, conditioned or delayed (i) amend, modify, restate, cancel, supplement, terminate or waive any provision of any Material Contract, or grant any consent thereunder, or agree to do any of the foregoing, in each case which could reasonably be expected to have an adverse effect on the Revenue Interests (including, without limitation, timing, amount or duration thereof) or to have a Material Adverse Effect or (ii) enter into any Material Contract (A) under which a default or of which a termination could interfere with the Purchaser Agent’s or any Purchaser’s right to sell any Collateral, (B) that cannot be collaterally assigned to secure the Obligations, (C) that cannot be assigned to a purchaser in a foreclosure sale of all or any portion of the Collateral (subject to assumption by such purchaser of all obligations under such Material Contract) in the event of any exercise of remedies under the Transaction Documents, (D) that contains provisions that restrict or penalize the granting of a security interest in such Material Contract or the assignment of such Material Contract upon the sale or other disposition of all or a portion of a product to which such Material Contract relates or (E) that does not permit the disclosure of information to be provided thereunder to the Purchaser Agent and the Purchasers, to any purchaser or prospective purchaser in a foreclosure sale of all or any portion of the Collateral (subject to assumption by such purchaser of all obligations under such Material Contract), to any assignee or prospective assignee of the Purchaser Agent or any Purchaser or to any company in the business of purchasing or financing financial assets. Without limiting the foregoing, the Company shall, and shall cause its Subsidiaries to: (i) not take any action that would entitle a licensor under an Existing Upstream License to terminate any Existing Upstream License, (ii) promptly take such actions as are necessary to cure any breach that would entitle a licensor under an Existing Upstream License to terminate an Existing Upstream License; and (iii) not amend, modify, supplement, restate, waive, cancel or terminate (or consent to any cancellation or termination of), in whole or in part, any provision of or right under any Existing Upstream License or assign, in whole or in part, the Existing Upstream Licenses or any provision thereof or right thereunder.

(b)Upon the occurrence of a breach of any Material Contract by any other party thereto, the Company shall seek to enforce all of its (and cause its Affiliates to seek to enforce all of their) rights and remedies thereunder if such breach could reasonably be expected to have an adverse effect on the Revenue Interests (including, without limitation, timing, amount or duration thereof) or to have a Material Adverse Effect.

ARTICLE VI

TERMINATION

Section 6.01Termination Date.

Except as provided in this Section 6.01 and in Section 6.02, this Agreement shall terminate upon expiration of the Revenue Interest Period (the “Term”).  If any Reimbursable Expenses payments are required to be made by one of the parties hereunder after that date, this Agreement shall remain in full force and effect until any and all such payments have been made in full, and (except as provided in Section 6.02) solely for that purpose. In addition, this Agreement shall sooner terminate if the Purchasers shall have exercised the Put Option in accordance with Section 5.07(a) or the Company shall have exercised the Call Option in accordance with Section 5.07(b), in each case upon the payment of the Put/Call Price and any other Obligations (other than contingent indemnity obligations for which no claim has been made).

Section 6.02Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 6.01, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers, stockholders, partners, managers or members other than the provisions of this Section 6.02, Section 5.04, Article VII and Article VIII hereof, which shall survive any termination indefinitely, and Section 5.01(c), Section 5.01(d) and Section 5.01(e), which shall survive for three (3) years after any termination. Nothing contained in this Section 6.02 shall relieve any party from liability for any breach of this Agreement.

ARTICLE VII

PURCHASER AGENT

Section 7.01Appointment and Authority.  Each of the Purchasers hereby irrevocably appoints Mulholland SA LLC (together with any successor Purchaser Agent pursuant to Section 7.06) as the Purchaser Agent hereunder and authorizes Purchaser Agent to (i) execute and deliver the Transaction Documents and accept delivery thereof on its behalf from the Company or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Purchaser Agent under such Transaction Documents, (iii) act as agent of such Purchaser for purposes of acquiring, holding, enforcing and perfecting all Liens granted by the Company on the Collateral to secure any of the Obligations and (iv) exercise such powers as are reasonably incidental thereto.  Except for the last paragraph of Section 7.08, the provisions of this Article VII are solely for the benefit of the Purchaser Agent and the Purchasers, and neither the Company nor any other Obligor shall have rights as a third party beneficiary of any of such provisions.  Subject to Section 7.08 and Section 8.08, any action required or permitted to be taken by the Purchaser Agent hereunder shall be taken with the prior approval of the Required Purchasers.

Section 7.02Rights as a Purchaser.  The Person serving as the Purchaser Agent hereunder shall have the same rights (including under Section 5.12) and powers, and shall be subject to the same obligations under Section 5.12, as any other Purchaser and may exercise the same as though it were not the Purchaser Agent and the term “Purchaser” or “Purchasers” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Purchaser Agent hereunder.  Such Person and its Affiliates may lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Purchaser Agent hereunder and without any duty to account therefor to the Purchasers.

Section 7.03Exculpatory Provisions.

(a)The Purchaser Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents to which it is a party.  Without limiting the generality of the foregoing, the Purchaser Agent:

(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a default, breach by the Company of the Transaction Documents or Put Option Event, or any event that, with the giving of notice or passage of time, would constitute a Put Option Event, has occurred and is continuing;

(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents to which it is a party that the Purchaser Agent is required to exercise as directed in writing by the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for herein or in such other Transaction Documents), provided that the Purchaser Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Purchaser Agent to liability or that is contrary to any Transaction Document or Applicable Law; and

(iii)shall not, except as expressly set forth herein and in the other Transaction Documents to which it is a party, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Purchaser Agent or any of its Affiliates in any capacity.

(b)The Purchaser Agent shall not be liable to any Purchaser for any action taken or not taken by it (i) with the consent or at the request of the Required Purchasers (or such other number or percentage of the Purchasers as shall be necessary, or as the Purchaser Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.08) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  The Purchaser Agent shall be deemed not to have knowledge of any default, breach by the Company of the Transaction Documents, or Put Option Event unless and until notice describing such default, breach by the Company of the Transaction Documents or Put Option Event is given to the Purchaser Agent in writing by the Company or a Purchaser.

(c)The Purchaser Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, breach by the Company of the Transaction Documents or Put Option Event, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article II or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Purchaser Agent.

(d)Notwithstanding anything to the contrary herein, the Purchaser Agent’s sole duty to the Purchasers with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under the UCC or otherwise, shall be to deal with it in the same manner as the Purchaser Agent deals with similar property for its own account, and the Purchaser Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which comparable secured parties accord comparable collateral.

(e)In addition to and not in limitation of the provisions of this Section 7.03, under no circumstances shall the Purchaser Agent have any duty or obligation to take any actions hereunder, even if instructed to do so by the Required Purchasers, if the Purchaser Agent determines, in its sole and absolute discretion, that such actions would subject it to liability or expense for which indemnity or security satisfactory to it has not been provided hereunder or otherwise or would be contrary to the Transactions Documents or requirements of Applicable Law.

Section 7.04Reliance by Purchaser Agent.  The Purchaser Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Purchaser Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  The Purchaser Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05Delegation of Duties.  The Purchaser Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more sub-agents appointed by the Purchaser Agent.  The Purchaser Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of this Article VII shall apply to any such sub-agent and to the Affiliates of the Purchaser Agent and any such sub-agent.  The Purchaser Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Purchaser Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 7.06Resignation of Purchaser Agent.  The Purchaser Agent may at any time give notice of its resignation to the Purchasers and the Company upon thirty (30) days written notice.  Upon the receipt of any such notice of resignation, the Required Purchasers shall have the right, in consultation with the Company so long as no default, breach by the Company of the Transaction Documents or Put Option Event has occurred and is continuing, to appoint a successor.  If no successor shall have been so appointed by the Required Purchasers and shall have accepted such appointment within thirty (30) days after the retiring Purchaser Agent gives notice of its resignation, then the retiring Purchaser Agent may, on behalf of the Purchasers, appoint a successor Purchaser Agent; provided that, whether or not a successor has been appointed or has accepted such appointment, such resignation shall become effective upon delivery of the notice thereof.  Upon the acceptance of a successor’s appointment as Purchaser Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Purchaser Agent, and the retiring Purchaser Agent shall be discharged from all of its duties and obligations under the Transaction Documents (if not already discharged therefrom as provided above in this Section 7.06).  After the retiring Purchaser Agent’s resignation, the provisions of this Article VII and Section 8.04 shall continue in effect for the benefit of such retiring Purchaser Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Purchaser Agent was acting as Purchaser Agent.  Upon any resignation by the Purchaser Agent, all payments (if any), communications and determinations provided to be made by, to or through the Purchaser Agent shall instead be made by, to or through each Purchaser directly, until such time as a Person accepts an appointment as Purchaser Agent in accordance with this Section 7.06.

Section 7.07Non-Reliance on Purchaser Agent and Other Purchasers.  Each Purchaser acknowledges that it has, independently and without reliance upon the Purchaser Agent or any other Purchaser or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and purchase the Revenue Interests hereunder.  Each Purchaser also acknowledges that it will, independently and without reliance upon the Purchaser Agent or any other Purchaser or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.08Collateral and Guaranty Matters.  Each Purchaser agrees that any action taken by the Purchaser Agent or the Required Purchasers in accordance with the provisions of this Agreement or of the other Transaction Documents, and the exercise by the Purchaser Agent or Required Purchasers of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Purchasers. Without limiting the generality of the foregoing, the Purchasers irrevocably authorize the Purchaser Agent, at its option and in its discretion:

(a)to release any Lien on any property granted to or held by the Purchaser Agent under any Transaction Document (A) upon the discharge of the Obligations (other than contingent indemnity obligations for which no claim has been made), (B) that is sold, transferred, disposed or to be sold, transferred, disposed as part of or in connection with any sale, transfer or other disposition (other than any sale to an Obligor; provided, however, that the Purchaser Agent may make any filings necessary to reflect the transfer of Collateral from one Obligor to another) permitted hereunder or otherwise becomes an Excluded Property (as defined in the Security Agreement), (C) subject to Section 8.08, if approved, authorized or ratified in writing by the Required Purchasers or (D) to the extent such property is owned by a Subsidiary Guarantor upon the release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b)to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)to enter into non-disturbance and similar agreements in connection with the licensing of Intellectual Property permitted pursuant to the terms of this Agreement in form and substance reasonably satisfactory to the Purchaser Agent and the applicable licensor.

Upon request by the Purchaser Agent at any time, the Required Purchasers will confirm in writing the Purchaser Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 7.08.

In each case as specified in this Section 7.08, the Purchaser Agent will (and each Purchaser irrevocably authorizes the Purchaser Agent to), at the Company’s expense, execute and deliver to the applicable Obligor such documents as such Obligor may reasonably request (i) to evidence the release or subordination of such item of collateral from the assignment and security interest granted under the Transaction Documents, (ii) to enter into non-disturbance or similar agreements in connection with the licensing of Intellectual Property, (iii) to evidence the release of such Subsidiary Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Transaction Documents and this Section 7.08 and in form and substance reasonably acceptable to the Purchaser Agent.

The Purchaser Agent shall deliver to the Purchasers notice of any action taken by it under this Section 7.08 as soon as reasonably practicable after the taking thereof; provided, that delivery of or failure to deliver any such notice shall not affect the Purchaser Agent’s rights, powers, privileges and protections under this Article VII.

Section 7.09Reimbursement by Purchasers.  To the extent that the Company for any reason fails to indefeasibly pay any amount required under Section 8.04 or Section 8.13 to be paid by it to the Purchaser Agent (or any sub-agent thereof) or any Affiliate of any of the foregoing, each Purchaser severally agrees to pay to the Purchaser Agent (or any such sub-agent) or such Affiliate, as the case may be, such Purchaser’s pro rata share (based upon the percentages as used in determining the Required Purchasers as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, damage, liability or related expense, as the case may be, was incurred by or asserted against the Purchaser Agent (or any such sub-agent) in its capacity as such or against any Affiliate of any of the foregoing acting for the Purchaser Agent (or any sub-agent) in connection with such capacity.

ARTICLE VIII

MISCELLANEOUS

Section 8.01Limitations on Damages.

Notwithstanding anything to the contrary in this Agreement, in no event shall either party be liable for special, indirect, incidental, punitive or consequential damages of the other party, whether or not caused by or resulting from the actions of such party or the breach of its covenants, agreements, representations or warranties hereunder, even if such party has been advised of the possibility of such damages; provided, that nothing contained in this Section 8.01 shall limit the Company’s indemnification obligations hereunder to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnified Party is entitled to indemnification hereunder.  In connection with the foregoing, the parties hereto acknowledge and agree that (i) the Purchasers’ damages, if any, for any such action or claim will typically include losses for payments that the Purchasers were entitled to receive in respect of their ownership of the Revenue Interests but did not receive timely or at all due to such indemnifiable event and (ii) the Purchasers shall be entitled to make claims for all such missing or delayed Revenue Interests as losses hereunder, and such missing or delayed Revenue Interests shall not be deemed special, indirect, incidental, punitive or consequential damages.

Section 8.02Notices.

All notices, consents, waivers and communications hereunder given by any party to the other shall be in writing (including facsimile transmission) and delivered personally, by telegraph, telecopy, telex or facsimile, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed (with a copy by email):

If to the Purchaser Agent to:

c/o Oberland Capital Management LLC

1700 Broadway, 37th Floor

New York, NY 10019

Attn: Kristian Wiggert

Fax: (212) 257-5851

Telephone: (212) 257-5850

Email:

If to any Purchaser to:

c/o Oberland Capital Management LLC

1700 Broadway, 37th Floor

New York, NY 10019

Attn: Kristian Wiggert

Fax: (212) 257-5851

Telephone: (212) 257-5850

Email:

If to the Company to:

Mirum Pharmaceuticals, Inc.

950 Tower Lane, Suite 1050

Foster City, California 94404

Attn: Christopher Peetz

Telephone: (650) 667 4085

Email:

or to such other address or addresses as the Purchaser Agent, any Purchaser or the Company may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices, consents, waivers and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three (3) Business Days after dispatch, unless such communication is sent trans-Atlantic, in which case they shall be deemed effective five (5) Business Days after dispatch, (b) when telegraphed, telecopied, telexed or facsimiled, be effective upon receipt by the transmitting party of confirmation of complete transmission, or (c) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered.

Section 8.03Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  The Company shall not be entitled to assign any of its obligations and rights under the Transaction Documents without the prior written consent of the Purchaser Agent and the Required Purchasers.  The Purchaser Agent and any Purchaser may assign any of its rights under the Transaction Documents without restriction to any Eligible Assignee; provided, however, that, except to the extent such Purchaser retains its obligations to make its Pro Rata Portion of future Purchaser Payments, such Eligible Assignee shall assume in writing all such Purchaser’s obligation to make future Purchaser Payments; provided, further, that the Purchaser shall provide the Company with written notice of any assignment; provided, further, that for purposes of Section 5.12 (and for purposes of the defined terms used therein), such assignee shall be deemed a “Purchaser” and references to the “Effective Date” shall be replaced with the date that such assignee acquires an interest in a Purchaser’s rights hereunder. The Company shall maintain a “register” for the recordation of the names and addresses of, and the Purchaser Commitments of, and amounts owing to, each Purchaser and assignee owning Revenue Interest Payments, which (together with the payment of the Put/Call Price, if applicable) are intended to be registered obligations for U.S. federal income tax purposes, and the right, title and interest of the any Purchaser and its assignees in and to such Revenue Interest Payments and payment of the Put/Call Price, if applicable, shall be transferable only upon notation of such transfer in the register, which (together with the payment of the Put/Call Price, if applicable) are intended to be registered obligations for U.S. federal income tax purposes, and the right, title and interest of the any Purchaser and its assignees in and to such Revenue Interest Payments and payment of the Put/Call Price, if applicable, shall be transferable only upon notation of such transfer in the register. Any purported assignment not in compliance with the foregoing requirement shall be null and void.

Section 8.04Indemnification.

(a)The Company hereby indemnifies and holds the Purchaser Agent, each Purchaser and their respective Affiliates and any of their respective partners, directors, managers, members, officers, employees and agents (each, an “Indemnified Party”) harmless from and against any and all Indemnified Liabilities, in all cases, arising, in whole or in part, out of or relating to any claim, notice, suit or proceeding commenced or threatened in writing (including, without limitation, by electronic means) by any Person (including any Governmental Authority); provided the Company shall not have any obligation to any Indemnified Party hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the bad faith, gross negligence or willful misconduct of such Indemnified Party or the breach by such Indemnified Party of its obligations to pay its Purchaser Payments hereunder.

(b)If any Third Party Claim shall be brought or alleged against an Indemnified Party in respect of which indemnity is to be sought against an indemnifying party pursuant to this Section 8.04, the Indemnified Party shall, promptly after receipt of notice of the commencement of any such Third Party Claim, notify the indemnifying party in writing of the commencement thereof, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under this Section 8.04 unless, and only to the extent that, the indemnifying party is actually prejudiced by such omission.  In the event that any Third Party Claim is brought against an Indemnified Party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 8.04, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not, subject to the immediately succeeding sentence, be liable to such indemnified party under this Section 8.04 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.  In any such Third Party Claim, an Indemnified Party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the sole cost and expense of such Indemnified Party unless (i) the indemnifying party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such Indemnified Party or (iii) the named parties to any such Third Party Claim (including any impleaded parties) include both the indemnifying party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnifying party.  It is agreed that the indemnifying party shall not, in connection with any Third Party Claim or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such Indemnified Parties.  The indemnifying party shall not be liable for any settlement of any Third Party Claim effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the Indemnified Party from and against any Indemnified Liabilities by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the Indemnified Party, effect any settlement, compromise or discharge of any pending or threatened Third Party Claim in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such Indemnified Party, in form and substance reasonably satisfactory to the Indemnified Party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party and (iii) does not impose any continuing material obligation or restrictions on such Indemnified Party.

(c)A claim by an Indemnified Party under this Section 8.04 for any matter not involving a Third Party Claim and in respect of which such Indemnified Party seeks indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the indemnifying party, which notice shall contain (i) a description and the amount of any Indemnified Liabilities incurred or suffered or reasonably expected to be incurred or suffered by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Section 8.04 for such Indemnified Liabilities and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Indemnified Liabilities.  Within thirty (30) days after receipt by the indemnifying party of any such notice, the indemnifying party may deliver to the Indemnified Party that delivered the notice a written response in which the indemnifying party (i) agrees that the Indemnified Party is entitled to the full amount of the Indemnified Liabilities claimed in the notice from the Indemnified Party; (ii) agrees that the Indemnified Party is entitled to part, but not all, of the amount of the Indemnified Liabilities claimed in the notice from the Indemnified Party; or (iii) indicates that the indemnifying party disputes the entire amount of the Indemnified Liabilities claimed in the notice from the Indemnified Party.  If the Indemnified Party does not receive such a response from the indemnifying party within such thirty (30)-day period, then the indemnifying party shall be conclusively deemed to have agreed that the Indemnified Party is entitled to the full amount.  If the indemnifying party and the Indemnified Party are unable to resolve any dispute relating to any amount of the Indemnified Liabilities claimed in the notice from the

Indemnified Party within thirty (30) days after the delivery of the response to such notice from the indemnifying party, then the parties shall be entitled to resort to any legal remedy available to such party to resolve such dispute that is provided for in this Agreement, subject to all the terms, conditions and limitations of this Agreement.

Section 8.05No Implied Representations and Warranties; Survival of Representations and Warranties.

Each party acknowledges and agrees that, other than the representations and warranties specifically contained in any of the Transaction Documents, there are no representations or warranties of either party or any other Person either expressed or implied with respect to the Revenue Interests or the transactions contemplated hereby. Without limiting the foregoing, the Purchaser Agent and each Purchasers acknowledges and agrees that the Purchaser Agent, each Purchaser and their respective Affiliates, together with their representatives, have made their own investigation of each Included Product and are not relying on any implied warranties or upon any representation or warranty whatsoever as to the future amount or potential amount of the Revenue Interests or as to the creditworthiness of the Company. All representations and warranties by the parties contained in this Agreement shall survive the execution, delivery and acceptance thereof by the parties and the closing of the transactions described in this Agreement and continue in effect until payment of all amounts due to the Purchasers under the Transaction Documents and the termination of this Agreement pursuant to its terms.

Section 8.06Independent Nature of Relationship.

(a)The relationship between the Company and its Subsidiaries, on the one hand, and the Purchaser Agent and the Purchasers, on the other, is solely that of seller and purchaser, and for U.S. federal income Tax purposes, debtor and creditor, and neither the Purchaser Agent and the Purchasers, on the one hand, nor the Company and its Subsidiaries, on the other, has any fiduciary or other special relationship with the other or any of their respective Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Company and its Subsidiaries and the Purchaser Agent and the Purchasers as a partnership, an association, a joint venture or other kind of entity or legal form for any purposes, including any Tax purposes.

(b)No officer or employee or agent of the Purchaser Agent or any Purchaser will be located at the premises of the Company or any of its Affiliates, except in connection with an audit performed pursuant to Section 5.01 or in connection with the enforcement of remedies as contemplated by the Transaction Documents. No officer, manager or employee of the Purchaser Agent or any Purchaser shall engage in any commercial activity with the Company or any of its Affiliates other than as contemplated herein and in the other Transaction Documents.

Section 8.07Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits, Schedules or other Transaction Documents) has been made or relied upon by either party hereto. None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.08Amendments; No Waivers.

(a)Subject to Section 8.08(b), this Agreement, the other Transaction Documents or any term or provision hereof or thereof may not be amended, changed or modified except with the written consent of the Company, the Purchaser Agent and the Required Purchasers. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.

(b)Without the prior written consent of each Purchaser that would be affected thereby, no amendment, modification, termination or consent shall be effective if the effect thereof would:

(i)waive, reduce or postpone any Revenue Interest Payment;

(ii)amend, modify, terminate or waive any provision of this Section 8.08;

(iii)amend the definition of “Required Purchasers” or “Pro Rata Portion”; or

(iv)release all or substantially all of the Collateral or release any Obligor from any of its rights and obligations under any Transaction Document (except as expressly provided in the Transaction Documents).

(c)No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.09Interpretation.

When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section to this Agreement, and when a reference is made in this Agreement to Schedules or Exhibits, such reference shall be to a Schedule or Exhibit to the Disclosure Letter, in each case unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. Neither party hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one party or the other.

Section 8.10Headings and Captions.

The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 8.11Counterparts; Effectiveness; Electronic Signature.

This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original. The words ‘execution’, ‘signed’, ‘signature’, ‘delivery’ and words of like import in or relating to any document to be signed in connection with this Agreement or any other Transaction Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar State laws based on the Uniform Electronic Transactions Act; provided, that nothing herein shall require any Person to accept electronic signatures in any form or format without its prior written consent.  Without limiting the generality of the foregoing, the parties hereto hereby (a) agree that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Purchasers and the Obligors, electronic images of this Agreement or any other Transaction Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (b) waive any argument, defense or right to contest the validity or enforceability of the Transaction Documents based solely on the lack of paper original copies of any Transaction Documents, including with respect to any signature pages thereto.

Section 8.12Severability.

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.

Section 8.13Expenses.

The Company will pay all of its own fees and expenses in connection with entering into and consummating the transactions contemplated by this Agreement.

Section 8.14Governing Law; Jurisdiction.

(a)This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.

(b)Any legal action or proceeding with respect to this Agreement or any other Transaction Document may be brought in any state or federal court of competent jurisdiction in the State of New York, County of New York. By execution and delivery of this Agreement, each party hereto hereby irrevocably consents to and accepts, for itself and in respect of its property, generally and unconditionally the non-exclusive jurisdiction of such courts. Each party hereto hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Transaction Document.

(c)Each party hereto hereby irrevocably consents to the service of process out of any of the courts referred to in clause (b) of this Section 8.14 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement. Each party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder or under any other Transaction Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a party to serve process on the other party in any other manner permitted by law.

Section 8.15Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED UNDER ANY TRANSACTION DOCUMENT. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY TRANSACTION DOCUMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY	MIRUM PHARMACEUTICALS, INC. By:/s/ Christopher Peetz Name: Christopher Peetz Title: President and Chief Executive Officer
PURCHASER AGENT:

MULHOLLAND SA LLC

By: Oberland Capital Healthcare Solutions Master Fund L.P.

Its Member

By: Oberland Capital Solutions GP LLC

Its General Partner

By:/s/ David Dubinsky
Name:  David Dubinsky
Title:   Authorized Person

PURCHASERS:	TPC INVESTMENTS II LP By:/s/ David Dubinsky Name: David Dubinsky Title: Authorized Signatory
TPC INVESTMENTS SOLUTIONS LP By:/s/ David Dubinsky Name: David Dubinsky Title: Authorized Signatory
TPC INVESTMENTS SOLUTIONS CO-INVEST LP By:/s/ David Dubinsky Name: David Dubinsky Title: Authorized Signatory

[Signature Page to Revenue Interest Purchase Agreement]